                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            HARLEYSVILLE GROUP INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            HARLEYSVILLE GROUP INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                                          Walter R. Bateman
                                                          Chairman of the Board,
[LOGO OF HARLEYSVILLE GROUP INC.]                         President & CEO
                                                          355 Maple Ave.
                                                          Harleysville, PA
                                                          19438-2297


                                            March 24, 2000

Dear Harleysville Group Inc. Stockholder:

     You are cordially invited to attend the Annual Meeting of the Stockholders of Harleysville Group Inc. at the Company's headquarters, 355 Maple Avenue, Harleysville, Pennsylvania on Wednesday, April 26, 2000, at 10:00 A.M.

     At the meeting, stockholders will vote on three items of business. Those items and the vote the Board of Directors recommends are:

                         Item                              Recommended Vote
                         ----                              ----------------
     1.  Election of three directors                             FOR
     2.  Approval of the Long Term Incentive Plan                FOR
     3.  Approval of the Excess Stock Purchase Plan              FOR

     We will also review Harleysville Group Inc.'s 1999 performance and will be pleased to answer your questions about the Company. Enclosed with this proxy statement are your proxy card and the 1999 Annual Report.

     We look forward to seeing you on April 26, 2000. Whether or not you plan to attend the meeting in person, it is important that you complete and return the enclosed proxy card in the envelope provided in order that your shares can be voted at the meeting as you have instructed.


                                           Sincerely,

                                           /s/ Walter R. Bateman

                                           Walter R. Bateman

                                                              Roger A. Brown
[LOGO OF HARLEYSVILLE GROUP INC.]                             Secretary
                                                              355 Maple Ave.
                                                              Harleysville, PA
                                                              19438-2297

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 26, 2000

To the Stockholders of HARLEYSVILLE GROUP INC.

     The Annual Meeting of Stockholders of HARLEYSVILLE GROUP INC. will be held at 10:00 A.M., Wednesday, April 26, 2000 at its headquarters at 355 Maple Avenue, Harleysville, Pennsylvania 19438, for the following purposes:

     1.   To elect three Class B directors;
     2.   To approve the Long Term Incentive Plan;
     3.   To approve the Excess Stock Purchase Plan; and
     4.   To transact such other business as may properly be presented.

     Your Board recommends a vote to elect the nominated directors and to approve the Long Term Incentive and Excess Stock Purchase Plans.

     The Board of Directors has fixed the close of business on March 8, 2000 as the record date for determining the stockholders entitled to vote at the Annual Meeting.

     For further information on the individuals nominated as directors, please read the proxy statement that follows.

     This notice, the proxy statement, the proxy card and the 1999 Annual Report to Stockholders are being distributed to stockholders on or about March 24, 2000.

                                            By Order of the Board of Directors,


                                            /s/ Roger A. Brown

                                            Roger A. Brown

March 24, 2000
Harleysville, Pennsylvania

                               Table of Contents

ANNUAL MEETING OF STOCKHOLDERS                                         1
 Purpose of Proxy Statement                                            1
 Matters to be Voted Upon                                              1
 Voting Procedures                                                     1
 Other Information                                                     2


BOARD OF DIRECTORS                                                     3
 Corporate Governance Practices                                        3
 Audit Committee Report                                                5


 Item 1. Election of Directors                                         6
 Biographies of Director Nominees and Directors Continuing in Office   6
 Board and Committee Meetings                                          8
 Compensation of Directors                                             9
 Stock Acquisition Programs                                           10


 Item 2. Approval of the Long Term Incentive Plan                     12
 Operation of the Plan                                                12
 Federal Income Tax Consequences                                      13
 Estimated Benefits                                                   14
 Vote Required                                                        14


 Item 3. Approval of the Excess Stock Purchase Plan                   15
 Operation of the Plan                                                15
 Federal Income Tax Consequences                                      16
 Estimated Benefits                                                   17
 Vote Required                                                        17


OWNERSHIP OF COMMON STOCK                                             18
 Table I - 5% Stockholders                                            18
 Table II - Beneficial Ownership of Directors & Executive Officers    19


REPORT OF COMPENSATION AND PERSONNEL DEVELOPMENT COMMITTEE            20
 Compensation Philosophy                                              20
 Compensation Methodology                                             20
 Chief Executive Officer Compensation                                 23
 Internal Revenue Code Impact                                         24


STOCK PERFORMANCE CHART                                               25


SUMMARY COMPENSATION TABLE                                            26


OPTION GRANTS IN 1999                                                 28


OPTION EXERCISES & YEAR-END VALUES                                    29


LONG TERM INCENTIVE PLAN                                              29


PENSION PLANS                                                         30


TRANSACTIONS WITH HARLEYSVILLE MUTUAL                                 32


SECTION 16 REPORTING COMPLIANCE                                       33

                         ANNUAL MEETING OF STOCKHOLDERS

Purpose of Proxy Statement

     The Board of Directors of Harleysville Group is soliciting your proxy for voting at the Annual Meeting of Stockholders to be held April 26, 2000 at the headquarters of the Company. This proxy statement has been mailed to stockholders on March 24, 2000.

Matters to be Voted Upon

     At the Annual Meeting, stockholders will vote on the election of three directors, Michael L. Browne, Frank E. Reed and Jerry S. Rosenbloom and approvals of the Long Term Incentive Plan and Excess Stock Purchase Plan.

     The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. If other matters are properly presented at the meeting, your signed and dated proxy card authorizes Roger A. Brown, Bruce
J. Magee and Catherine B. Strauss to vote your shares in accordance with their best judgment.

Voting Procedures

Who May Vote

     Stockholders as of the close of business on March 8, 2000 (the Record
Date) are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

How to Vote

     Stockholders may vote
     .In person at the meeting, or
     .By mail by completing and returning the proxy card

Vote Needed for Election of Directors and Approval of Long Term Incentive Plan and Excess Stock Purchase Plan

     The three nominees for directors receiving the highest number of votes will be elected. The Long Term Incentive Plan and the Excess Stock Purchase Plan will each be approved if each receives affirmative votes representing a simple majority of all shares present and entitled to vote. As of the Record Date, Harleysville Mutual Insurance Company owned 16,352,176 shares (or approximately 56.6%) of Harleysville Group's outstanding stock. Harleysville Mutual has advised Harleysville Group that it will vote in favor of the election of the nominated directors and for approval of the Long Term Incentive Plan and the Excess Stock Purchase Plan. As a result, the nominated directors will be elected and the Long Term Incentive Plan and the Excess Stock Purchase Plan will be approved regardless of the votes of the other stockholders.

Quorum to Transact Business

     A quorum for the transaction of business at the Annual Meeting consists of the majority of the issued and outstanding shares of the Company's common stock, present in person or represented by proxy. As of the Record Date, 28,890,846 shares of Harleysville

Group's common stock were issued and outstanding. If you attend in person and indicate your presence, or mail in a properly signed and dated proxy card, you will be part of the quorum.

Voting of Shares via Proxy

     If you have submitted a properly executed proxy by mail and are part of the quorum, your shares will be voted as you indicate. However, if you sign, date and mail in your proxy card without indicating how it should be voted on the election of the directors or approval of the Long Term Incentive Plan or Excess Stock Purchase Plan, your shares will be voted in favor of the election of the three nominated directors and for approval of the two Plans. If you sign, date and mail your proxy card and withhold voting for any or all of the nominated directors (as explained on the proxy card), your vote will be recorded as being withheld but it will have no effect on the outcome of the election. A proxy card marked "abstain" regarding approval of the Long Term Incentive Plan or Excess Stock Purchase Plan will not be voted on that item, but such a proxy will be included as present and entitled to vote for determining whether the item has been approved. Broker non-votes are not so included. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have authority to do so.

Revocation of Proxy

     If you later decide to revoke or change your proxy, you may do so by: (1) sending a written statement to that effect to the Secretary of the Company; or
(2) submitting a properly signed proxy with a later date; or (3) voting in person at the Annual Meeting.

Substantial Owners of Stock

     In addition to Harleysville Mutual, Dimensional Fund Advisers Inc., and Capital Group International, Inc. each own 5% or more of Harleysville Group common stock. Please see the chart on page 17 for more details.

Duplicate Proxy Statements and Cards

     You may receive more than one proxy statement, proxy card or Annual Report. This duplication will occur if title to your shares is registered differently or your shares are in more than one type of account maintained by ChaseMellon Shareholder Services, the Company's transfer agent. To have all your shares voted, please sign and return all proxy cards. If you wish to have your accounts registered in the same name(s) and address, please call ChaseMellon Shareholder Services at 1-800-851-9677, or contact ChaseMellon through its website: www.chasemellon.com.

Other Information

Stockholder Proposals

     An eligible stockholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2001 Annual Meeting of Stockholders must notify the Secretary of the Company. The proposal must be received at the Company's offices no later than November 27, 2000. A stockholder must have been a registered or beneficial owner of at least 1% of the Company's outstanding common stock or stock with a market value of $2,000 for at least one year prior to submitting the proposal, and the stockholder must continue to own such stock through the date the Annual Meeting is held. A stockholder who has not timely submitted a proposal for inclusion in the proxy statement and who plans to present a proposal at the 2001 Annual Meeting of Stockholders must provide notice of the matter to the Secretary of the Company by February 6, 2001, or the persons authorized under management proxies will have discretionary authority to vote and act according to their best judgment on said matter.

Expenses of Solicitation

     Harleysville Group pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or other electronic means by Harleysville Group officers and employees without additional compensation. Harleysville Group pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

Independent Public Accountants

     Representatives of KPMG LLP, the independent public accountants that audited Harleysville Group's 1999 financial statements, will attend the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will respond to any appropriate questions presented by stockholders.

                               BOARD OF DIRECTORS

Corporate Governance Practices

     In order to promote the highest standards of management for the benefit of stockholders, the Board of Directors of Harleysville Group follows certain governance practices regarding how the Board conducts its business and fulfills its duties. These practices are:

Board Size and Composition

     The Board presently consists of 9 directors comprised of 8 non-employee directors and one employee director. The Board believes that the Board should consist of at least 7 directors and that, because some members of the Board are also members of the Board of Harleysville Mutual, the total individuals comprising the two Boards should be no more than 12. The Board further believes that of the maximum total board membership of 12, no more than 3 should be employee directors.

Qualifications of Directors

     The Board is responsible for identifying candidates to be directors. The Nominating Committee, with input from the Chairman and the Chief Executive Officer, screens director candidates. In overseeing candidates for election, the Committee, and subsequently the Board, looks for those with the skills, time and motivation to serve as a director. The Committee seeks individuals with integrity, mature and independent judgment, analytical ability, objective and sound business judgment, familiarity with issues important to the Company, absence of conflicts of interest, ability to work with others and social consciousness, among other characteristics. There are currently no relationships between a non-employee director and Harleysville Group or any other entity that would be construed as compromising the independence of any director.

Director Retirement

     It is Board policy that an employee director should resign as a director upon resignation or retirement from employment with Harleysville Group, unless the Nominating Committee requests the individual to remain as a director. Each director, pursuant to the by-laws of the Company, must retire from the Board at the next annual meeting following his or her 72nd birthday.

Stock Ownership

     Each director is expected to have a significant investment in the Company's common stock. To assist in this goal, the Company, with stockholder approval, grants stock options and offers a stock purchase plan to directors. (See pages 10 and 11 for details).

Leadership

     The Board retains the right to exercise the judgment to combine or separate the offices of the Chairman of the Board and the Chief Executive Officer. Currently, the Chairman of the Board is also the Chief Executive Officer.

Performance Evaluations

     Each year the non-employee directors of the Company meet to review the Chief Executive Officer's performance. Each such director prepares a written evaluation of the Chief Executive Officer's performance which is submitted to the Chairman of the Compensation and Personnel Development Committee who compiles a report of the views of the non-employee directors. The non-employee directors then meet in an executive session to discuss the Chief Executive Officer's performance and to agree on the content of the appraisal which the members of the Compensation and Personnel Development Committee later review with the Chief Executive Officer.

     In addition, each year the Nominating Committee conducts an assessment of the Board's effectiveness and makes a report on that subject to the Board, along with any recommendations to modify the Company's Corporate Governance Practices.

Director Compensation

     Annually, Harleysville Group's management presents a report to the Compensation and Personnel Development Committee that compares the compensation of Harleysville Group's Board to compensation of directors at peer companies, which are benchmarks for the Company's financial performance.

Board Agendas and Meetings

     The Chairman and Chief Executive Officer establishes the agendas for Board meetings but each director is free to suggest items for the agenda, and each director is free to raise subjects at any Board meeting that are not on the agenda for that meeting. The Executive Committee of the Board reviews and approves Harleysville Group's yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. The Board also reviews long-range strategic issues at regular Board meetings as well as at periodic meetings devoted solely to strategic issues.

Executive Sessions of Outside Directors

     The non-employee directors meet in executive sessions to review the performance of the Chief Executive Officer and to review recommendations of the Compensation and Personnel Development Committee concerning compensation for the employee directors.

Audit Committee

     The Audit Committee, which adopted a charter in 1999, consists of three members all of whom satisfy the definition of independent directors established by both the Nasdaq Stock Market and state insurance regulatory requirements. All members are financially knowledgeable as prescribed by the Nasdaq Stock Market.

Audit Committee Report

     Prior to the release of the Company's financial statements for 1999, which are contained in the Company's Annual Report, the Audit Committee reviewed and discussed the audited financial statements with management. The Committee also discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standard No. 61. The Committee has received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1 and has discussed KPMG's independence with KPMG. Based on the review of the financial statements and discussions with management and KPMG as described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 1999.

     Joseph E. McMenamin, Chairman
     Lowell R. Beck
     Michael L. Browne

Item 1. Election of Directors

     Harleysville Group's Board of Directors currently consists of 9 directors, but after the retirement of William E. Strasburg as of the Annual Meeting in April 2000 will consist of 8 directors. Each director is elected for a three-year term, except that if a nominee will attain the age of 72 within the next two years following such nominee's election, such nominee will be nominated for a term of one or two years, as the case may be, to expire on the first Annual Meeting date following the nominee's reaching age 72. The Board of Directors is divided into three classes. The current three-year terms of Class A, B and C directors expire in the years 2001, 2000 and 2002, respectively.

     Three Class B directors are to be elected at the 2000 Annual Meeting. The nominees are:

         Name                Age             Director Since              Year Term will
                                                                        Expire if Elected
-----------------------------------------------------------------------------------------
  Michael L. Browne           53                  1986                        2003
-----------------------------------------------------------------------------------------
  Frank E. Reed               65                  1986                        2003
-----------------------------------------------------------------------------------------
  Jerry S. Rosenbloom         60                  1999                        2003

Your Board of Directors recommends a vote "FOR" the Nominated Directors.

If a nominee is unavailable for election, stockholders will vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting.

     Directors continuing in office are:

         Name              Class         Age         Director Since          Year Term
                                                                            Will Expire
---------------------------------------------------------------------------------------
  Lowell R. Beck              A           65              1996                 2001
---------------------------------------------------------------------------------------
  Robert D. Buzzell           A           66              1992                 2001
---------------------------------------------------------------------------------------
  Joseph E. McMenamin         A           68              1999                 2001
---------------------------------------------------------------------------------------
  Walter R. Bateman           C           52              1992                 2002
---------------------------------------------------------------------------------------
  Mirian M. Graddick          C           45              2000                 2002

Biographies of Director Nominees and Directors Continuing in Office

     Mr. Browne was elected a director of Harleysville Group in 1986. From 1980 to 1983, Mr. Browne was the Insurance Commissioner of the Commonwealth of Pennsylvania. In 1983, Mr. Browne joined the law firm of Reed, Smith, Shaw & McClay in Philadelphia, Pennsylvania, as a partner. He has been a managing partner since January 1993.

     Mr. Reed was elected a director of Harleysville Group in 1986 and has been a director of Harleysville Mutual since 1985. From 1984 to March 1990, Mr. Reed served as President and Chief Operating Officer of First Pennsylvania Corporation and First Pennsylvania Bank, Philadelphia, Pennsylvania. Beginning in March 1990, as a result of a merger between First Pennsylvania Corporation and CoreStates Financial Corp., Mr. Reed became President and Chief Executive Officer of CoreStates Philadelphia National Bank.

Mr. Reed retired from that position in March 1995. Mr. Reed was Chairman of the Board and a director of 360(degrees) Communications Company until its merger in July 1998 with Alltel Corporation, of which he is now a director.

     Dr. Rosenbloom, who has been a director of Harleysville Mutual since 1995, became a director of Harleysville Group in 1999. Dr. Rosenbloom is the Frederick H. Ecker Professor of Insurance and Risk Management at the Wharton School of the University of Pennsylvania, a position he has held since 1978. He also served as Chairman of the Department of Insurance and Risk Management at Wharton from 1989 until 1994. Dr. Rosenbloom is a director of Mutual Risk Management, Ltd., Terra Nova Holdings, Ltd., and Annuity and Life Re and a trustee of Century Shares Trust (a mutual fund).

     Mr. Beck was elected a director of Harleysville Group in 1996. From 1982 until his retirement in 1996, Mr. Beck was President and Chief Executive Officer of the National Association of Independent Insurers, an insurance industry trade group headquartered in Des Plaines, Illinois. Prior to 1982 he served in various executive capacities with the American Bar Association in Chicago, Illinois.

     Dr. Buzzell was elected a director of Harleysville Group in 1992 and Harleysville Mutual in 1991. Dr. Buzzell is currently Distinguished Visiting Professor of Marketing at Georgetown University where he began teaching in 1998. From 1993 to 1998 he was Distinguished Professor of Marketing, George Mason University, School of Business Administration, Fairfax, Virginia. Prior to that position, he was Sebastian S. Kresge Professor of Business Administration at Harvard University, Graduate School of Business Administration. Dr. Buzzell currently serves on the Board of Directors of VF Corporation.

     Mr. McMenamin became a director of Harleysville Group and Harleysville Mutual in 1999. Mr. McMenamin was President and Chief Operating Officer of the Keystone Insurance Companies, Philadelphia, Pennsylvania from 1983 until he retired in 1996. He served as a Board member of the Keystone Insurance Companies until December 1998 when he joined the Harleysville boards.

     Mr. Bateman, who was elected Chairman of the Board of both Harleysville Group and Harleysville Mutual in 1998, has served as a director of Harleysville Group and Harleysville Mutual since 1992 when he was also elected President and Chief Operating Officer of both companies. Mr. Bateman was elected Chief Executive Officer of Harleysville Group and Harleysville Mutual, effective January 1, 1994. From 1988 to 1991, Mr. Bateman was in charge of field operations for Harleysville Group and Harleysville Mutual. He was Executive Vice President of both companies and responsible for all insurance operations from 1991 to 1992.

     Ms. Graddick was elected a director of Harleysville Group in February 2000. She is Executive Vice President of Human Resources of the AT&T Corp., Basking Ridge, New Jersey, a position she assumed in March 1999. Previously, she had been Vice President with various Human Resource responsibilities since 1994. Prior to that, she held various executive positions with AT&T where she commenced working in 1981.

Board and Committee Meetings

     The Board met seven times in 1999. A description of each standing Board Committee follows the table of members and meetings. Each director has attended at least 75% of all Board and Committee meetings on which he or she served.

                    1999 BOARD COMMITTEE MEMBERS & MEETINGS

            Name           Audit Compensation Coordinating Executive Finance Nominating
                                      &
                                  Personnel
                                 Development
---------------------------------------------------------------------------------------
  Walter R. Bateman                                            X*       X*
---------------------------------------------------------------------------------------
  Lowell R. Beck              X                     X                             X
---------------------------------------------------------------------------------------
  Michael L. Browne           X        X            X           X        X
---------------------------------------------------------------------------------------
  Robert D. Buzzell                    X                                         X*
---------------------------------------------------------------------------------------
  Joseph E. McMenamin        X*                                          X
---------------------------------------------------------------------------------------
  Frank E. Reed                                    X*           X        X
---------------------------------------------------------------------------------------
  Jerry S. Rosenbloom                  X                        X
---------------------------------------------------------------------------------------
  William E. Strasburg                X*                        X
---------------------------------------------------------------------------------------
  Number of Meetings in
   1999                       4        9            1           2        6        3

*Denotes Chairperson of the Committee.

The Audit Committee:

   . reviews and discusses the audited financial statements with management and the Company's independent auditors and reports to the Board on those statements;

   . reviews the performance and independence of Harleysville Group's independent auditors;

   . makes an annual recommendation to the Board of Directors with respect to the appointment of such auditing firm;

   . approves the general nature of the services to be performed by such auditing firm and solicits and reviews the auditing firm's recommendations;

   .  consults with Harleysville Group's internal audit department; and

   . reviews the relationships among that department, Harleysville Group's management and Harleysville Group's independent auditors.

The Compensation and Personnel Development Committee:

   .  reviews and determines compensation policies;

   .  reviews and recommends executive compensation changes;

   . establishes awards under and determines participants in the Equity Incentive Plan, the Senior Management Incentive Bonus Plan, and the Long Term Incentive Plan; and

   . oversees Harleysville Group's management development and succession program.

The Coordinating Committee:

   . reviews material transactions between Harleysville Group and Harleysville Mutual; and

   . is currently composed of two individuals who are solely Harleysville Group directors and three individuals who are solely Harleysville Mutual directors plus a chairperson who is on the board of both companies. No material inter-company transaction can occur until both a majority of Harleysville Group directors and a majority of Harleysville Mutual directors on the Committee approve a transaction. The decisions of the Coordinating Committee are binding on Harleysville Group and Harleysville Mutual.

The Executive Committee:

   . meets during the intervals between meetings of the Board of Directors and has the right and authority to exercise the full powers of the Board of Directors.

The Finance Committee:

   .  establishes overall investment policies and guidelines; and

   .  reviews and approves investments made by Harleysville Group.

The Nominating Committee:

   . considers and recommends nominees to the Board for election as a director;

   . assesses the effectiveness of the Board and corporate governance practices; and

   . will consider recommendations for nominees from stockholders, who submit such recommendations in writing to the Secretary of Harleysville Group.

Compensation of Directors

     Employee directors receive no additional compensation for serving on the Board or a Committee.

     Non-employee directors receive the following fees:

             Type of Compensation             As of April 1999 As of April 2000
-------------------------------------------------------------------------------
  Annual Retainer                                 $21,000          $21,000
-------------------------------------------------------------------------------
  Board Attendance Fee per Meeting                $ 1,250          $ 1,250
-------------------------------------------------------------------------------
  Committee Attendance Fee per Meeting            $ 1,000          $ 1,000
-------------------------------------------------------------------------------
  Attendance Fee for Additional Meetings per
   Day                                            $   650          $   650
-------------------------------------------------------------------------------
  Annual Retainer for Committee Chair             $ 3,500          $ 4,000

     Non-employee directors are reimbursed for out-of-pocket expenses. A non-employee director who serves on both the Harleysville Group and Harleysville Mutual Boards receives only one retainer and, if the Boards or the same Committees of Harleysville Group and Harleysville Mutual meet on the same day, the non-employee director receives only one attendance fee. In either case, the retainer or attendance fee is allocated equally to Harleysville Group and Harleysville Mutual.

Stock Acquisition Programs

Directors' Stock Option Programs

     In 1990, Harleysville Group adopted the 1990 Directors' Stock Option Program (the "1990 Program"), which provided for the issuance of an aggregate of 94,500 shares of common stock, subject to adjustment for stock splits or other changes. Under the 1990 Program, non-qualified stock options to purchase 6,300 shares were awarded to all non-employee directors of Harleysville Group and Harleysville Mutual during the period 1990 through May 1994. The options vested and became exercisable at the rate of 20% per year of active Board service. The option price per share is 100% of the fair market value of a share of common stock on the date of grant and the term of each option is ten years. The 1990 Program is administered by the Compensation and Personnel Development Committee of the Board of Directors of Harleysville Group. The Committee had no discretion with regard to the eligibility or selection of directors to receive options under the 1990 Program, the number of shares of stock subject to such options under the 1990 Program, or the purchase price thereunder. On February 1, 2000, there were 18,900 shares subject to such options outstanding under this program and the range of per share exercise prices was $7.50 to $14.00. The 1990 Program does not provide for stock appreciation rights.

     In 1994, Harleysville Group adopted the 1995 Directors' Stock Option Program (the "1995 Program"), which provided for the issuance of an aggregate of 130,000 shares of common stock subject to adjustment for stock splits or other changes. Except for options already granted under the 1990 Program, the 1995 Program superseded the 1990 Program. Under the 1995 Program, on May 24, 1995, each non-employee director of Harleysville Group and Harleysville Mutual received a one-time grant of 10,000 non-qualified stock options, less the amount of non-vested options, if any, under the 1990 Program on May 24, 1995 at the then fair market value and option price of $12.50. A newly elected non-employee director or an employee director who became a non-employee director of Harleysville Group or Harleysville Mutual would also receive a one-time grant of 10,000 non-qualified stock options at the first May Board meeting following his or her election or becoming a non-employee director. The total options granted to date are 122,440 with 88,740 still outstanding. The options vest at the rate of 20% per year of active Board service with the first 20% vesting as of the date of grant, although no option is exercisable until six months after the date of grant. The term of each option is ten years. The 1995 Program is administered by the Compensation and Personnel Development Committee of the Board of Directors of Harleysville Group. The Committee has no discretion with regard to the eligibility or selection of directors to receive options under the 1995 Program, the number of shares of stock subject to such options under the 1995 Program, or the purchase price thereunder. The 1995 Program does not provide for stock appreciation rights.

     In 1999, Harleysville Group adopted the Year 2000 Directors' Stock Option Program (the "Y2000 Program"), which provides for the issuance of an aggregate of 123,500 shares of common stock subject to adjustment for stock splits or other changes. Except for options already granted under the 1995 Program, the Y2000 Program will supersede the 1995 Program. Under the Y2000 Program, at each May Board meeting from 2000 through 2004, each non-employee director of Harleysville Group and Harleysville Mutual will receive a grant of 2,500 non-qualified stock options, less the amount of options each may have, if any, under the 1995 Program that vest in that year, at the current fair market value. No options have been granted to date with all 123,500 options still outstanding. The options will vest immediately, although no option is exercisable until six months after the date of grant. The term of each option will be ten years. The Y2000 Program will be administered by the Compensation and Personnel Development Committee of the Board of Directors of Harleysville Group. The Committee has no discretion with regard to the eligibility or selection of directors subject to such options under the Y2000 Program, the option price thereunder or the number of shares granted to a director each May. The Y2000 Program does not provide for stock appreciation rights.

Directors' Equity Award Program

     Each Harleysville Group Board member who was a Board member on April 25, 1996 and remained an active Board member on August 28, 1996 received a grant of 5,646 shares of Harleysville Group common stock restricted against transfer and subject to forfeiture until the first to occur of his or her retirement from the Board after attaining age 72, death or disability. A total of 45,168 shares were awarded to eight directors who possess the right to vote the shares and receive dividends thereon. Concurrently, the Board determined that it would no longer elect any current or future director as a Director Emeritus. Formerly, a director of Harleysville Group, upon ceasing to be a Board member as of the annual meeting following attainment of age 72, in accordance with the by-laws, was eligible to be elected a Director Emeritus for up to three one-year terms. Director Emeriti were paid a retainer and attendance fees for attendance at the Board meetings with re-election being contingent upon satisfactory attendance at the Board meetings. Directors' current holdings of restricted stock are set forth on the chart on page 19.

Directors' Stock Purchase Plan

     In 1996, Harleysville Group adopted the Directors' Stock Purchase Plan, which permits non-employee directors of Harleysville Group and Harleysville Mutual to purchase Company stock at the lower of 85% of the fair market value of the shares at the start or end of a six-month subscription period, which runs from July 15 to January 14, and January 15 to July 14. Directors are permitted to contribute, through withholding from fees or a lump sum payment, up to $20,000 per subscription period with the number of shares, including fractional shares, purchased being equal to the dollar amount contributed, divided by the purchase price. Two hundred thousand shares of Harleysville Group common stock have been reserved for this program. During the seven subscription periods since its inception, a total of 58,358 shares have been purchased by directors. The Plan provides for up to 20 subscription periods.

Item 2. Approval of the Long Term Incentive Plan

     On November 17, 1999, the Board of Directors adopted, subject to stockholder approval at the 2000 Annual Meeting, a revised Long Term Incentive Plan for senior officers of the Company. The purpose of the revision was to add a stock component to the existing cash award to better align senior officers' efforts with stockholders by providing that a significant portion of any Long Term Incentive Plan award opportunity earned would be in Company stock. It is intended that this Plan satisfy both the requirements under Section 162(m) of the Internal Revenue Code of 1986 and Section 16(b) of the Securities Exchange Act of 1934.

Operation of the Plan

     The Plan will have rolling three-year performance periods commencing each January 1 and ending on December 31 of the third year. The senior officers selected to participate in the Plan by the Compensation and Personnel Development Committee of the Board of Directors will receive individual award opportunities based upon the Company's Total Shareholder Return ("TSR") over that three-year period relative to a peer group of no less than 50 companies that are primarily or wholly in the property/casualty industry. The size of the award that each senior officer receives will depend upon a relative ranking of TSR within that peer group. The target levels for the participants shall be determined generally by the Committee for each three-year period prior to the beginning of the period but in no event later than March 30 of the first year of each three-year period.

     For each three-year period the Committee shall determine a target award for each participant. The target award will have both a cash component and a stock component as determined for each participant by the Committee. No award will be paid if the TSR is lower than the 35th percentile; 50% of the Target Award shall be paid if TSR is at the 35th percentile; 100% of the Target Award will be paid if the TSR is at the 50th percentile; and 150% of the Target Award shall be paid if the TSR is at the 80th percentile or above. To the extent that the TSR falls between the specified figures the Target Award shall be interpolated.

     The maximum cash amount paid to a participant for any three-year performance period shall not be more than $750,000, and the maximum shares of stock issued to any participant for any three-year performance period shall not be more than 100,000 shares.

     At the end of the three-year period and after determination of the relative peer group ranking, but prior to payment of the awards, the Committee shall review the TSR for the three-year period just completed and certify in writing or in the minutes of the Committee meeting that the Company has attained a TSR level entitling participants to a payout.

     At the end of each three-year period the Committee may, for good reason, prior to payment, increase or decrease the payouts by 10% of the Target Award, provided that the maximum award payout shall never exceed 150% of the target award. The Committee can also make an award of 10% of the Target Award if no award is otherwise payable. Nevertheless, this discretion may not apply to any award provided to the Chief Executive Officer or any other officer to the extent it would adversely impact the tax status of the Plan or the deduction for the Company.

     After the amount of stock award is determined and any discretionary adjustment has been made, the amount of stock delivered to a participant shall be increased by imputing dividends paid by the Company each quarter during the three-year period to such number of shares with the immediate reinvestment of such dividends into additional shares.

     The payment of the cash component of the award shall be made as soon practicable after the Committee's certification for each three-year period, although a participant may elect to defer receipt of the award pursuant to the Company's Non-qualified Deferred Compensation Plan in compliance with Internal Revenue Service requirements. Payment of shares of stock so earned shall also be made as soon as practicable after the Committee certification. A recipient may satisfy his or her tax withholding on the shares so earned by having shares withheld equal in fair market value to the withholding obligation or delivering already owned shares of Company stock equal in fair market value to the amount sought to be withheld or any combination of the two, so long as there is no accounting charge to the Company's earnings as a result. Alternatively, in conformance with IRS requirements, a participant may elect to defer delivery of shares of stock for either three, five or ten years or until termination of employment. If a participant elects to defer receipt of shares, there shall be no imputed dividends during the period of deferral nor shall a participant exercise any other rights of ownership.

     Upon termination of employment of a participant for any reason other than retirement, death or disability, all awards of such participant shall immediately expire. If a participant retires, dies or becomes disabled, the award shall be payable at the end of the performance period on a pro rata month-completed basis.

     The shares available under the Long Term Incentive Plan may be either authorized but unissued shares or treasury shares reacquired by the Company. Distribution of shares will be made only after the registration of such shares with the Securities and Exchange Commission or pursuant to exemptions from registration under applicable Securities and Exchange Commission rules and regulations.

     The Long Term Incentive Plan will be administered by the Committee, which will have general authority to interpret provisions of the Long Term Incentive Plan and enact such rules and regulations that it shall deem desirable for the administration of the Plan; provided however, the Committee shall have no discretion regarding the number of shares made available under this Plan. The Board may amend the Plan for any reason, except that if stockholder approval is required by federal or state laws or regulations or by the rules and regulations of a national securities exchange or the Nasdaq Stock Market, the amendment will not be effective until such approval.

     In the event of a change in control of the Company or its Parent, the Plan shall terminate and all Target Awards shall be paid out immediately on a pro rata month-completed basis.

     The Long Term Incentive Plan provides for adjustments in the number of shares subject to target awards in the event of stock dividends, stock splits, recapitalizations, consolidations, combination of shares or similar occurrences.

     Delivery of shares will be in book entry form, with no further restrictions on the disposition of the stock subject, of course, to applicable restrictions imposed by the Securities and Exchange Commission on sales of stock by insiders and executive officers.

Federal Income Tax Consequences

     A participant who receives a payout under this Plan will immediately realize ordinary income and Harleysville Group will be entitled to a deduction for federal income tax purposes at the time of receipt in the same amount. The amount of income realized and the amount of the deduction will be the sum of the cash component of the award and the total fair market value of the stock so delivered.

     If a participant disposes of shares of Company common stock acquired under this Plan, any amount received in excess of the value of the shares of common stock on which the participant has been previously taxed will be treated as long-term or short-term capital gain depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

     To the extent that any receipt of cash or shares of stock is deferred, then there will be no income tax consequences to the participant or the Company until the cash or the shares are paid.

     If approved by the stockholders, these revisions will apply to a three-year plan period commencing January 1, 2000 and to the last three years of the four-year period that commenced January 1, 1999 under the then current plan formula.

Estimated Benefits

     The following table summarizes the estimated benefits available to the current Named Executive Officers and the other identified groups under the Long Term Incentive Plan Award Opportunity Targets for the three-year plan period 2000-2003.


         Name and Position          Cash Target           Share Target
----------------------------------------------------------------------
  Walter R. Bateman
  Chairman, President & CEO          $224,640                54,299
----------------------------------------------------------------------
  Mark R. Cummins
  Executive Vice President           $ 95,305                 5,733
----------------------------------------------------------------------
  Bruce J. Magee
  Senior Vice President              $ 74,165                 3,718
----------------------------------------------------------------------
  E. Wayne Ratz
  Senior Vice President              $ 28,785                 4,713
----------------------------------------------------------------------
  Dennis M. Hyland
  Senior Vice President              $ 28,185                 4,615
----------------------------------------------------------------------

  Executive Group (9)                $688,820                90,655
----------------------------------------------------------------------

  Non-Executive Directors            $      0                   0
----------------------------------------------------------------------

  Non-Executive Officer Employees    $      0                   0

Vote Required

     The affirmative vote of a majority of the shares of common stock present and entitled to vote at the Annual Meeting is required for the adoption of the Long Term Incentive Plan.

     Your Board of Directors recommends a vote "FOR" the Long Term Incentive
Plan.

Item 3. Approval of the Excess Stock Purchase Plan

     On November 17, 1999, the Board of Directors adopted, subject to stockholder approval at the 2000 Annual Meeting, an Excess Stock Purchase Plan for all employees of the Company whose purchases of stock under the Employee Stock Purchase Plan are capped as a result of the purchase limitations found in
Section 423 of the Internal Revenue Code which governs the operation of the Employee Stock Purchase Plan.

     Section 423 of the Code places a limitation on purchases under the Employee Stock Purchase Plan of $25,000 in fair market value per year. This limit has not increased since 1964. Harleysville Group has had an Employee Stock Purchase Plan in effect since it went public in 1986. It is a requirement of Harleysville Group that officers at and above a certain paygrade own a certain amount of Harleysville Group stock. Salaries have increased over the years but the $25,000 fair market value limitation found in Section 423 has not, and the ability of some officers to make purchases under the Plan to meet their ownership goals is limited. Accordingly, the Board found it reasonable and appropriate to approve an Excess Stock Purchase Plan to enable current and future officers who are impacted by the limitations to purchase the shares they need to meet Company ownership requirements. At present approximately fifteen employees would be entitled to participate.

Operation of the Plan

     The Plan is designed to run in tandem with the Employee Stock Purchase Plan. As a result, employees may enroll in the Employee Stock Purchase Plan up to the Plan's maximum purchase percentage of 15% of base salary. At the end of each subscription period, purchases will first be made under the Employee Stock Purchase Plan for an employee. However, to the extent that an employee is prevented from purchasing the amount sought by the imposition of the $25,000 fair market value cap for one year, the amounts withheld from an employee's pay will be used to purchase shares under the Excess Stock Purchase Plan at the same price as applicable to the Employee Stock Purchase Plan. That price is the lesser of 85% of the fair market value of a share of stock on the last trading day before the first day of the subscription period or 85% of the fair market value of such share on the last trading day of the subscription period but in no event less than $1.00 per share, the par value of a share of Company common stock. The fair market value of the stock will be the closing price of a share on the Nasdaq Market System for the applicable date.

     As with the Employee Stock Purchase Plan, shares will be issued in book entry form. This means that at the end of the subscription period the employee will be credited with the number of shares including fractional shares produced by dividing the amount contributed during the subscription period by the purchase price. If an employee chooses, he or she may withdraw contributions to the Excess Stock Purchase Plan or the Employee Stock Purchase Plan at any time prior to the last day of the subscription period and receive the full amount of his or her contributions without interest.

     The shares available under the Excess Stock Purchase Plan may be either authorized but unissued shares or treasury shares reacquired by the Company. Distribution of shares will be made only after the registration of such shares with the Securities and Exchange Commission or pursuant to exemptions from registration under applicable Securities and Exchange Commission rules and regulations.

     The proceeds received by Harleysville Group from the purchase of shares will be added to the general funds of the Company.

     The Excess Stock Purchase Plan will be administered by the Compensation and Personnel Development Committee of the Board of Directors of Harleysville Group (see Page 8 for the current members of that Committee). The Committee will have the general authority to interpret provisions of the Excess Stock Purchase Plan and enact such rules and regulations that it shall deem desirable for the administration of the Plan. The Committee will have no discretion regarding the number of shares made available to this Plan or the purchase price for the shares of stock. The Board may amend the Plan for any reason, except that if stockholder approval is required by federal or state laws or regulations or by the rules and regulations of a national securities exchange or the Nasdaq stock market, the amendment will not be effective until such approval.

     The Excess Stock Purchase Plan provides for adjustments in the number of shares allocated to it because of stock split, stock dividend, merger, consolidation, combination of shares or similar occurrence.

Federal Income Tax Consequences

     Unlike shares purchased under the Employee Stock Purchase Plan, an employee who purchases shares under the Excess Stock Purchase Plan will immediately realize income and the Company will be entitled to a deduction for federal income tax purposes at the time of the purchase. The amount of income realized and the amount of the deduction will be the difference between the purchase price paid by an employee and the fair market value of a share of stock on the day of purchase multiplied by the number of shares so purchased. The Company will be entitled to a deduction equal to the amount that the employee is required to treat as ordinary income.

     If an employee disposes of shares of common stock acquired under the Excess Stock Purchase Plan, any amount received in excess of the value of the shares of common stock on which the employee has been previously taxed will be treated as long-term or short-term capital gain depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

Estimated Benefits

     The following table summarizes the estimated benefits that would have been available to the current Named Executive Officers and the other identified groups under the Excess Stock Purchase Plan if the Plan had existed in 1999.

         Name and Position                    Total Value                       Number of
                                                                                 Shares
-----------------------------------------------------------------------------------------
  Walter R. Bateman
  Chairman, President & CEO                     $14,262                           2,671
-----------------------------------------------------------------------------------------
  Mark R. Cummins
  Executive Vice President                      $ 5,840                             992
-----------------------------------------------------------------------------------------
  Bruce J. Magee
  Senior Vice President                         $ 3,068                             521
-----------------------------------------------------------------------------------------
  E. Wayne Ratz
  Senior Vice President                         $ 2,363                             401
-----------------------------------------------------------------------------------------
  Dennis M. Hyland
  Senior Vice President                         $ 1,921                             326
-----------------------------------------------------------------------------------------

  Executive Group (10)                          $31,624                           5,618
-----------------------------------------------------------------------------------------

  Non-Executive Directors                       $     0                               0
-----------------------------------------------------------------------------------------

  Non-Executive Officer Employees               $21,161                             919

Vote Required

     The affirmative vote of a majority of the shares of common stock present and entitled to vote at the Annual Meeting is required for the adoption of the Excess Stock Purchase Plan.

     Your Board of Directors recommends a vote "FOR" the Excess Stock Purchase Plan.

                           OWNERSHIP OF COMMON STOCK

                           Table I - 5% Stockholders

     Those persons owning more than 5% of Harleysville Group stock as of December 31, 1999 are set forth below. On that date there were 28,812,086 shares of Harleysville Group stock held by stockholders.


   Name and Address    Voting Authority    Dispositive   Total Amount  Percent
                                            Authority    of Beneficial   of
                       --------------------------------    Ownership    Class
                        Sole    Shared     Sole  Shared
-------------------------------------------------------------------------------------
 Harleysville Mutual
  Insurance Company
   Harleysville, PA
        19438           16,295,951       16,295,951       16,295,951    56.6%
-------------------------------------------------------------------------------------
  Dimensional Fund
    Advisers, Inc.
   1299 Ocean Ave.
   Santa Monica, CA
        90401            1,515,644        1,515,644        1,515,644     5.2%
-------------------------------------------------------------------------------------
    Capital Group
 International, Inc.
  11100 Santa Monica
  Blvd., Suite 1500
   Los Angeles, CA
        90025            1,033,200        1,461,200        1,461,200     5.0%

       Table II - Beneficial Ownership of Directors & Executive Officers

     This table shows Harleysville Group stock holdings of Directors, Nominees, Named Executive Officers (who are the CEO and the next four most highly paid executive officers), and all executive officers as a group as of February 15, 2000. The "aggregate number of shares beneficially owned" listed in the second column includes the numbers listed in the third and fourth columns. For a description of the Restricted Stock, please see the Directors' Equity Award Program on page 11. On February 15, 2000, there were 28,939,921 shares of Harleysville Group stock held by stockholders.

            Name              Aggregate    Right to   Number of  Percent of
                                Number     Acquire    Shares of    Shares
                              Of Shares    w/in 60   Restricted  (less than
                             Beneficially    days    Stock Owned 1% unless
                                Owned     (number of             indicated)
                                           shares)
---------------------------------------------------------------------------
  Walter R. Bateman            204,647     142,336      5,646
---------------------------------------------------------------------------
  Lowell R. Beck                12,951       8,000          0
---------------------------------------------------------------------------
  Michael L. Browne             25,344      16,300      5,646
---------------------------------------------------------------------------
  Robert D. Buzzell             23,799      15,040      5,646
---------------------------------------------------------------------------
  Mirian M. Graddick                 0           0          0
---------------------------------------------------------------------------
  Joseph E. McMenamin            4,000       4,000          0
---------------------------------------------------------------------------
  Frank E. Reed                 29,184      16,300      5,646
---------------------------------------------------------------------------
  Jerry S. Rosenbloom           30,261      10,000      5,646
---------------------------------------------------------------------------
  William E. Strasburg          35,017      10,000      5,646
---------------------------------------------------------------------------
  Mark R. Cummins               74,652      66,717          0
---------------------------------------------------------------------------
  Bruce J. Magee                66,911      52,505          0
---------------------------------------------------------------------------
  E. Wayne Ratz                 20,705      17,921          0
---------------------------------------------------------------------------
  Dennis M. Hyland              60,641      50,559          0
---------------------------------------------------------------------------
  All directors & executive
   officers as a group (19)    748,672     535,440     33,876        3%

Disclaimer of Beneficial Ownership

     The following directors and officers disclaim beneficial ownership of certain shares included in the totals above: Michael Browne disclaims beneficial ownership of 130 shares held by him as custodian for a minor child.

REPORT OF COMPENSATION AND PERSONNEL DEVELOPMENT COMMITTEE

Compensation Philosophy

     The Compensation and Personnel Development Committee of the Board of Directors (the "Compensation Committee"), which consists entirely of outside directors as defined in section 162(m) of the Internal Revenue Code, has established a management compensation program designed to further the attainment of the Company's strategic goals of growth and profitability and thus enhance shareholder value. In order to achieve these strategic goals, the Company has identified four principles to guide its compensation program. The program must:

   .  Attract, retain and motivate talented executives;

   .  Reward competencies and behaviors critical to the Company's success;

   . Offer total compensation levels that are consistent with the performance of the executive measured against other executives both within the Company and within the industry;

   . Focus executives on performance goals and measures that are the key to the Company's success by providing variable compensation programs linked to creation of shareholder value.

Compensation Methodology

     The Harleysville Group compensation program is designed to enable Harleysville Group to fairly compete for talented and experienced staff with companies of similar size whether publicly or privately held. Data from many different insurance and other companies are employed to determine proper competitive compensation levels for an organization the size of Harleysville. As a result, the group from which data are gathered and used is not the same as the peer group represented on the Stock Performance Charts which includes all NASDAQ traded property/casualty companies regardless of size, or other characteristics, although data from many of the same companies may be employed.

     Total compensation is comprised of fixed compensation (annual base salary), variable compensation (annual and long term incentive plans), and stock options. Prior to 2000 in determining total compensation, Harleysville Group targeted fixed compensation at the market median, while total target compensation was targeted at the midpoint of the second quartile. For 2000, the market was reviewed and total target compensation was retargeted at the 50th percentile. This total compensation target is designed to enable the organization to attract and retain high-performing executives and to reward above average performance, while a flexible mix between base salary and variable compensation permits higher potential of pay for those positions where performance results are highly measurable and where the value of those results to the Company is clear and significant.

     In order that compensation policies benefit all companies in the organization, a Harleysville Mutual-only non-employee director participates in the determination of compensation philosophy, methodology and goals applicable to executives. All decisions of the Compensation Committee regarding fixed and variable compensation are currently subject to review by the Board of Directors.

     The individual components of total compensation and how they function are described below:

 .    Base Salary

     Consistent with the compensation philosophy, annual base salary is designed to be competitive within the industry. Each position in the Company is placed in an appropriate paygrade whose midpoint level is set at the median pay for that position when compared to the industry on a size adjusted basis. A salary range based on the midpoint is then developed for that paygrade. An individual officer's salary within his or her paygrade is determined each November for the following year and is based on a combination of his or her individual performance and that of the Company, the weightings of which may change from year to year. To evaluate Company performance, the Compensation Committee compares the Company's overall corporate performance against the insurance industry in terms of comparison of return on equity, combined ratio and premium growth. The term combined ratio is a standard term of measurement in the property/casualty insurance industry and means the ratio produced by adding (1) the ratio of losses, loss adjustment expenses, and policyholder dividends to net earned premiums and (2) the ratio of underwriting expenses to net written premium. The figure then is expressed as a percentage.

 .    Annual Incentive Compensation

     The Company each year adopts targets under its Senior Management Incentive Compensation Plan in order to direct executive officer attention to the attainment of significant annual corporate goals. For the 1999 Plan, the goals included: combined ratio goals for the entire Harleysville organization's property/casualty results; a return on equity goal; a premium growth goal; and service and processing timeliness goals. The weightings for each factor were: combined ratio 30%; return on equity 30%; premium growth 25%; and service and processing goals 15%. The Plan is designed to pay a target award at a level of 15% to 30% of annual salary depending on position when the target goals are achieved. Payouts may be as large as 200% of the target award if actual performance exceeds the target. Consistent with the Compensation Committee's philosophy, the size of the award range is determined for the Chief Executive Officer specifically and executive officers generally based on an analysis of the appropriate competitive total compensation package that is typically available for executive officers of a property/casualty insurance company of similar size. There is no payout under the Plan unless the combined after-tax net income as reported on the Combined Annual Statement of Harleysville Mutual Insurance Company and its affiliated property and casualty insurers plus after-tax net income resulting to Harleysville Group from management agreements is at least 2% of the combined net earned premium as shown on such statement. The Combined Annual Statement is a financial statement required to be filed with state insurance regulatory authorities. It includes financial information on a combined basis for all property/casualty insurance companies owned by Harleysville Group and Harleysville Mutual. The payouts for 1997, 1998 and 1999 reflect that all the target goals were not fully attained in those years. For 2000, the Company has adopted distinct goals for the Chief Investment Officer that provide incentives for investment performance in addition to corporate performance goals. The goals and the weightings for each are 10% for combined ratio; 30% for return on equity; 50% for equity investment performance; and 10% for fixed income investment performance.

 .    Long Term Incentive Compensation

     The Company also established a Long Term Incentive Plan designed primarily to reward those senior executive officers of Harleysville Group involved in establishing the Company's strategy for the attainment of long term return on equity goals. Since the Plan's inception in 1988 and up to and including the Plan period beginning in 1999, target goals have been set each year for the next four-year period. Awards are designed to provide payments at the end of each successive four-year performance period in an amount that is a percentage of each participant's salary at January 1st of the first year of each period, with the amount of payment dependent upon a combination of Harleysville Group's annual rate of return on equity ("ROE") and direct written premium growth over the four-year period. Potential target awards for each year are designed to range from 15% to 45% of a participant's salary depending upon officer level. A target amount is payable if Harleysville Group's average ROE exceeds certain levels of targeted ROE. There is a maximum payment of 150% of target award if Harleysville Group's ROE exceeds certain higher levels of targeted ROE. If ROE falls between the target level and the maximum level, then the amount of the award is prorated accordingly. Once an ROE of 8% is achieved, an additional incentive award based on direct written premium growth takes effect. If less than the targeted level of ROE is reached, a reduced percentage of the target award may be granted. In the event that ROE falls below a stated level, a negative percentage of the target award will be assessed, and previously credited awards will be proportionately reduced. Under the terms of the Long Term Incentive Plan, the Compensation Committee retains discretion, subject to Plan limits, to modify the terms of outstanding awards to take into account the effect of unforeseen or extraordinary events and accounting changes. Awards, if earned, are paid in cash at the end of the four-year performance period. Cash payments made under awards for the four-year periods 1994-1997, 1995-1998 and 1996-1999 are reported in the Summary Compensation Table on page 26 under the years 1997, 1998 and 1999 respectively, although paid in the following year. For the period beginning in 1999, the target ROE goal is 12% per year, and, if ROE is 8% or greater per year, an additional incentive may be paid if direct written premium growth is at least 5% in that year. The target for the final three years will change however if the revised Long Term Incentive Plan is approved by the stockholders. The other Plan periods commenced in 1997 and 1998 will not be impacted by the revision to the Long Term Incentive Plan. The size of the award opportunity is determined for the Chief Executive Officer specifically and executive officers generally based on the same factors referenced under Annual Incentive Compensation above. The actual payout under the Plan for the four-year period ending in 1999 is 115% of target for Mr. Bateman and the other Named Executive Officers who participate. This payout level was based on the ROE being higher than the target return for two of the four years, i.e., 1997 and 1998. See the chart on page 29 for further information on payouts under this Plan. In 1999, the Committee, with the assistance of an outside compensation and benefits consulting firm, recommended to the Board, which so approved, a revised Plan that includes a stock component and bases the award solely on relative total shareholder return compared to other property/casualty industry stocks. See Page 12 for a full description of this Plan which must be approved by shareholders.

 .    Stock Options

     Pursuant to the terms of the Equity Incentive Plan, each year the Compensation Committee grants stock options to officers and key employees of Harleysville Group.

Because stock option grants are a component of a compensation target, these awards do not take into account options already held by the officer. Awards are based on an objective formula that seeks to achieve, in combination with the other components of compensation, the total compensation target established by the Compensation Committee for the paygrade level of the executive position. The Compensation Committee generally uses the Black-Scholes option value method to determine the value of the stock option grant component of compensation and awards the number of stock options whose total value equals the target amount. Additionally, in 1999, because of the volatility of the stock market, grants were kept at the same level as in 1998 to maintain a competitive compensation target. Based upon the recommendation of the CEO, an officer may not receive a grant award in any one year or may receive a lesser grant if that officer's performance for the prior year does not meet expectations. However, in order to receive stock options at a level necessary to keep total compensation at the target level, executive officers above a certain level, including Mr. Bateman and all Named Executive Officers, must own an annually increasing number of shares of Harleysville Group stock, which for Mr. Bateman and the Named Executive Officers annually is the number of shares equal in value to 10% of a figure equal to 90% of the salary grade midpoint for the Named Executive Officer. In 1999, all such officers owned at least the required minimum number of shares. The stock option grants to the Named Executive Officers in 1999 are set out on the Summary Compensation Table on page 26 and the Option Grant Table on page 28. All stock options granted under the Equity Incentive Plan in 1999, as well as in 1998 and 1997, have been non-qualified options receiving no special tax benefit, have an exercise price equal to the fair market value of a share of common stock on the date of grant, have a term of 10 years, and vest at the rate of 50% each on the first and second anniversary dates of award, except that options become immediately exercisable upon an optionee's retirement, death or disability. Retired optionees, age 61 and younger, may exercise the options within one year of retirement, and retired optionees, age 62 and older, may exercise the options granted prior to May 1997 within 2 years after retirement and the options granted May 1997 and after within 5 years after retirement if the options do not otherwise expire. The exercise price may be paid by delivery of already owned shares. The Compensation Committee may, in its discretion, accelerate the exercisability of options in the event of a merger, consolidation or other change in control of Harleysville Group. The Company has never repriced stock options and has no current intention to do so.

Chief Executive Officer Compensation

     Mr. Bateman's compensation for 1999 as set forth in the Summary Compensation Table on page 26 was based on the factors set forth above. His total compensation, composed of base salary, annual incentive compensation, long-term compensation and stock option grants, reflects both a target compensation package commensurate with similar officers within the insurance industry peer group as well as an evaluation of his personal and company performance on both a qualitative and quantitative basis.

     Mr. Bateman's base salary paid in 1999 was determined in November 1998 based upon a review of Mr. Bateman's and the Company's results in 1998. All the key financial indicators were positive in 1998. Direct written premiums increased 11.2% with total revenues increasing 7.6%, resulting in a 17.1% gain in net income. The combined ratio decreased 0.3 points to 103.2% while ROE increased to 14.8%, 0.4 points higher than

1997. Diluted operating earnings increased from $1.86 per share in 1997 to $2.15 per share in 1998. Stockholders equity increased from $446.5 million to $529.7 million, with book value increasing from $15.49 to $18.17 per share. The total return on Company stock was 9.8%. On the qualitative side, the Compensation Committee recognized Mr. Bateman's continued efforts in reducing exposure to weather catastrophes, progress in the information technology area and efforts in the market development area.

     Mr. Bateman's annual incentive compensation plan payout of $128,267 for 1999 was based on a formula that reflected attainment of 46.5% of the ROE award goal; 200% of the premium growth award goal; 85% of the service award goals; and 40% of the combined ratio award goal. Likewise, the payout of $192,752 for the long term incentive plan for the period 1996 to 1999 was based on the attainment of higher than goal ROE targets in 1997 and 1998. Finally, the award of stock options in May 1999 was based on the appropriate formula applied to Mr. Bateman's salary paygrade.

Internal Revenue Code Impact

     Internal Revenue Code Section 162(m) imposes conditions on the full deductibility of compensation in excess of $1 million. The Compensation Committee has reviewed, and continues to review, the potential consequences to the Company of this section. This section had no impact on the Company in 1999 and it is not expected to have any impact on the Company in 2000 inasmuch as the compensation levels other than from stock option exercises are below the $1 million figure, and any income from stock option exercises is fully deductible under the current requirements of Section 162(m). Upon approval by stockholders, the revised Long Term Incentive Plan payouts for the periods 2000-2002 and after will also satisfy the requirements of Section 162(m).

Submitted by the Compensation & Personnel Development Committee of the Board of
Directors:

     William E. Strasburg, Chairperson
     Michael L. Browne
     Robert D. Buzzell
     Jerry S. Rosenbloom

                            STOCK PERFORMANCE CHART

     The following graph shows changes over the past 5-year period (all full calendar-year periods) in the value of $100 invested in (1) Harleysville Group Common Stock; (2) the NASDAQ Stock Market index; and (3) the Peer Group index. All values are as of the last trading day of each year.

                                   [GRAPH]

              Comparison of 5-Year Cumulative Stockholder Return


        YEARS        Harleysville                        Peer
                        Group           NASDAQ          Group
        ------------------------------------------------------
        1994               100             100             100
        1995            137.09          141.34          140.04
        1996            133.01          173.89          153.45
        1997            214.15          213.07          232.11
        1998            235.29          300.25          198.11
        1999            133.70          542.43          149.24


     The year-end values of each investment shown in the preceding graph is based on share price appreciation plus dividends, with the dividends reinvested as of the day such dividends were ex-dividend. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percentages, can be calculated from the year-end investment values shown beneath each graph.

     The graph was prepared by the Center for Research in Security Prices ("CRSP"). The NASDAQ Stock Market index includes all U.S. Companies in NASDAQ and the Peer Group index includes 72 NASDAQ Company stocks in SIC Major Group 633 (SIC 6330-6339: U.S. and foreign, fire, marine and casualty insurance). A complete list of these companies may be obtained from CRSP at the University of Chicago Graduate School of Business, 1101 East 58th Street, Chicago, Illinois, 60637; (773) 702-7467. CRSP reweights the indices daily, using the market capitalization on the previous trading day.

                           SUMMARY COMPENSATION TABLE

     This table indicates, for the last three fiscal years, cash and other compensation paid to the Named Executive Officers.


     Name and Principal      Year      Annual             Long-Term          All Other
       Position as of               Compensation         Compensation      Compensation
     December 31, 1999                                Awards      Payouts
                         ---------------------------------------------------------------
                                   Salary   Bonus    Securities     Long-
                                                     Underlying     Term
                                                    Stock Options Incentive
                                                    (# of shares)  Payouts
----------------------------------------------------------------------------------------
     Walter R. Bateman       1999 $482,300 $128,267    37,648     $192,752    $28,938
    Chairman, President &    1998 $414,600 $123,748    32,736     $227,159    $24,876
   Chief Executive Officer   1997 $389,300 $ 96,728    32,736     $160,059    $22,858
----------------------------------------------------------------------------------------
      Mark R. Cummins        1999 $263,100 $ 53,145    14,038     $ 61,019    $22,776
       Executive Vice        1998 $239,338 $ 51,326    14,038     $ 71,897    $14,360
      President, Chief       1997 $221,900 $ 36,872    14,038     $ 48,433    $13,314
    Investment Officer &
          Treasurer
----------------------------------------------------------------------------------------
       Bruce J. Magee        1999 $204,700 $ 36,949    12,205     $ 47,626    $12,282
   Senior Vice President &   1998 $183,600 $ 35,678    10,614     $ 54,340    $11,016
   Chief Financial Officer   1997 $172,400 $ 27,885    10,614     $ 36,665    $10,326
----------------------------------------------------------------------------------------
       E. Wayne Ratz         1999 $185,400 $ 32,162    10,614            0    $11,124
   Senior Vice President &   1998 $174,900 $ 35,678    10,614            0    $10,494
      Chief Information      1997 $134,260 $ 22,698    12,614            0    $24,985
           Officer
----------------------------------------------------------------------------------------
      Dennis M. Hyland       1999 $181,500 $ 32,162    10,614            0    $10,890
    Senior Vice President    1998 $159,857 $ 33,036     9,230            0    $ 9,568
   Home Office Operations    1997 $145,300 $ 24,248     9,230            0    $ 8,717

     Cash bonuses under the Senior Management Incentive Bonus Plan for services rendered in fiscal years 1999, 1998, and 1997, have been listed in the year earned, but were actually paid in the following year. Cash bonuses under the Long Term Incentive Plan for services rendered in fiscal years,1994-1997, 1995-1998 and 1996-1999 have been listed in 1997, 1998 and 1999 respectively, although paid in the subsequent year.

     The terms of stock options granted in fiscal years 1997, 1998 and 1999 are described in the Report of the Compensation and Personnel Development Committee beginning on page 20.

     Executive officers are eligible to participate in a tax-qualified Extra Compensation Plan (a 401(k) plan) and an Unqualified Match Program ("Excess Match") for executives whose benefits under the Extra Compensation Plan are affected by participation limits imposed on higher-paid individuals by federal tax law. Provided net income as a percentage of premium earned meets or exceeds prescribed limits set by the Board of Directors each year, there is a 25%, 50%, 75% or 100% match to the Extra Compensation Plan for all employee participants and an allocation under the Excess Match for a percentage of each higher-paid participant's salary up to 6%. The amounts shown under "All Other Compensation" reflect contributions to the Extra Compensation Plan (a) for 1999, of $10,000 on behalf of each of the Named Executive Officers to match 1999 pre-tax elective deferral contributions made by each to the Extra Compensation Plan; (b) for 1998, of $9,600 on behalf of each of the Named Executive Officers to match 1998 pre-tax elective deferral contributions made by each to the Extra Compensation Plan except for Mr. Hyland who received $9,568; and for 1997, of $9,500 on behalf of each of the Named Executive Officers to match 1997 pre-tax elective deferral contributions made by each to the Extra Compensation Plan except for Mr. Ratz who received $3,300 and Mr. Hyland who received $8,717; the remainder of each amount is the allocation for each Named Executive Officer under the Excess Match, except the amount for Mr. Ratz for 1997 also includes $21,685 in relocation expenses.

Severance Arrangements

     In 1999 the Company entered into agreements with the Named Executive Officers that provide for compensation to be paid to the Named Executive Officers in the event of both a change in control of the Harleysville Group or its parent Harleysville Mutual and a substantial change in status of such Named Executive Officer. Changes in status include diminution of responsibilities, reduction in pay, failure to continue comparable incentive plans, change of place of employment, or termination of employment, if they occur within three years of change in control and are not for cause, e.g., the Named Executive Officer's failure to perform his or her duties or willful conduct that injures the Company. The compensation to be paid to the CEO is 2.99 times, and the compensation to be paid to the other Named Executive Officers is 2 times, the sum of annual base salary and the average annual incentive target awards over the past three years, plus the prorated long term incentive plan targets for all plans in which the Named Executive Officer participates, and the value of any stock options which may not legally be exercised at time of change of control. The compensation may be paid in a lump sum or periodically at the election of the Named Executive Officer. A Named Executive Officer may also receive funds to pay any resulting excise tax payable and will receive comparable welfare benefit plans for three years.

     Spencer M. Roman, who would otherwise have been a Named Executive Officer, terminated service with the Company in October 1999. In connection therewith, he has continued to receive compensation at his annual rate of $224,700, which may continue, at the latest, through October 2000. He will also receive $44,270 in lieu of the annual incentive compensation and $47,626 in lieu of the long term incentive compensation payable for 1999.

                             OPTION GRANTS IN 1999

     This table shows the number and value of stock options granted to the Named Executive Officers in 1999.


        Name         Number of  % of Total Exercise Price Expiration  Grant Date
                     Securities  Options     Per Share       Date    Present Value
                     Underlying Granted to
                      Options   Employees
                      Granted   in Fiscal
                                   Year
----------------------------------------------------------------------------------
  Walter R. Bateman    37,648       11%       $19.625      5/25/09     $214,970
----------------------------------------------------------------------------------
  Mark R. Cummins      14,038        4%       $19.625      5/25/09     $ 80,157
----------------------------------------------------------------------------------
  Bruce J. Magee       12,205        4%       $19.625      5/25/09     $ 69,691
----------------------------------------------------------------------------------
  E. Wayne Ratz        10,614        3%       $19.625      5/25/09     $ 60,606
----------------------------------------------------------------------------------
  Dennis M. Hyland     10,614        3%       $19.625      5/25/09     $ 60,606

     In calendar year 1999, Harleysville Group granted a total of 357,293 options representing the right to purchase 357,293 shares of common stock to 146 officers and key employees under the Equity Incentive Plan.

     The Grant Date Present Value was determined using the Black-Scholes option pricing model. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect Harleysville Group's estimate of future stock price growth. Use of this model should not be viewed in any way as a forecast of the future performance of Harleysville Group's common stock, which will be determined by future events and unknown factors.

     For a description of the option plan, please see page 22.

                       OPTION EXERCISES & YEAR-END VALUES

     This table shows the number and value of stock options exercised in 1999 and the value of unexercised options as of the end of 1999 for the Named Executive Officers during 1999. Year-end value is calculated using the difference between the option exercise price and $14.25 (year-end stock price) multiplied by the number of shares underlying the option.

        Name          No. of   Value       No. of Securities       Value of Unexercised
                      Shares  Realized  Underlying Unexercised     In-the-Money Options
                     Acquired                 Options at                at Year-End
                        on                  Fiscal Year-End
                     Exercise          ---------------------------------------------------
                                       Exercisable Unexercisable Exercisable Unexercisable
------------------------------------------------------------------------------------------
  Walter R. Bateman   16,000  $259,552   142,336      54,016      $143,725        $ 0
------------------------------------------------------------------------------------------
  Mark R. Cummins       0        $0       66,717      21,057      $ 68,260        $ 0
------------------------------------------------------------------------------------------
  Bruce J. Magee        0        $0       52,505      17,512      $ 82,675        $ 0
------------------------------------------------------------------------------------------
  E. Wayne Ratz         0        $0       17,921      15,921         $0           $ 0
------------------------------------------------------------------------------------------
  Dennis M. Hyland      0        $0       50,559      15,229      $ 88,828        $ 0

                            LONG TERM INCENTIVE PLAN
               PERFORMANCE OPPORTUNITY AWARDS IN LAST FISCAL YEAR

     The table shows the range of potential payouts under the Plan for a four-year performance period commencing in 1999. Four-year performance periods under the Plan were completed in 1997, 1998 and 1999 and actual payments thereunder are shown in the Summary Compensation Table on page 26 for those years.


        Name         Performance     Target      Estimated Future Payments Under
                       or Other       Award        Non-Stock Price Based Plans
                     Period Until  Percent of  ------------------------------------
                      Maturation  1/1/99 Salary  Threshold    Target    Maximum
                      or Payout
-----------------------------------------------------------------------------------
  Walter R. Bateman    4 years          45%        $0         $ 217,035   $325,553
-----------------------------------------------------------------------------------
  Mark R. Cummins      4 years          35%        $0         $  92,085   $138,127
-----------------------------------------------------------------------------------
  Bruce J. Magee       4 years          35%        $0         $  71,645   $107,468
-----------------------------------------------------------------------------------
  E. Wayne Ratz          N/A             0         $0         $0          $0
-----------------------------------------------------------------------------------
  Dennis M. Hyland     4 years          15%        $0         $  27,225   $ 40,838

     For a description of the current long term incentive compensation plan, please see page 22.

                                 PENSION PLANS

     These tables show estimated annual benefits payable upon retirement to the Named Executive Officers under the qualified Pension Plan in conjunction with a non-qualified Supplemental Pension Plan.

     Pension Plan Table I shows the estimated annual benefits payable upon retirement under the Pension Plans to Mr. Bateman, Mr. Hyland and Mr. Magee, who were first employed prior to January 1, 1989.

                                    TABLE I

   Average 5     10 Years   15 Years   20 Years   25 Years   30 Years   35 Years
     Year
  Base Salary
     plus
    Annual
  Incentive @
   12/31/99
--------------------------------------------------------------------------------
   $600,000      $109,205   $163,807   $218,410   $273,012   $273,012   $273,012
--------------------------------------------------------------------------------
   $550,000      $ 99,830   $149,745   $199,660   $249,575   $249,575   $249,575
--------------------------------------------------------------------------------
   $500,000      $ 90,455   $135,682   $180,910   $226,137   $226,137   $226,137
--------------------------------------------------------------------------------
   $450,000      $ 81,080   $121,620   $162,160   $202,700   $202,700   $202,700
--------------------------------------------------------------------------------
   $400,000      $ 71,705   $107,557   $143,410   $179,262   $179,262   $179,262
--------------------------------------------------------------------------------
   $350,000      $ 62,330   $ 93,495   $124,660   $155,825   $155,825   $158,825
--------------------------------------------------------------------------------
   $300,000      $ 52,955   $ 79,432   $105,910   $132,837   $132,837   $132,837
--------------------------------------------------------------------------------
   $250,000      $ 43,580   $ 65,370   $ 87,160   $108,950   $108,950   $108,950
--------------------------------------------------------------------------------
   $200,000      $ 34,205   $ 51,307   $ 68,410   $ 85,512   $ 85,512   $ 85,512
--------------------------------------------------------------------------------
   $175,000      $ 29,517   $ 44,276   $ 59,035   $ 73,793   $ 73,793   $ 73,793
--------------------------------------------------------------------------------
   $150,000      $ 24,830   $ 37,245   $ 49,660   $ 62,075   $ 62,075   $ 62,075

     Pension Plan Table II shows the estimated annual benefits payable upon retirement under the Pension Plans to Mr. Cummins and Mr. Ratz, who were first employed after January 1, 1989.

                                    TABLE II

   Average 5     10 Years   15 Years   20 Years   25 Years   30 Years   35 Years
     Year
  Base Salary
  Plus Annual
  Incentive @
   12/31/99
--------------------------------------------------------------------------------
   $600,000      $95,847    $150,024   $205,524   $261,024   $261,024   $261,024
--------------------------------------------------------------------------------
   $550,000      $87,722    $136,149   $187,024   $273,899   $273,899   $273,899
--------------------------------------------------------------------------------
   $500,000      $79,597    $122,274   $168,524   $214,744   $214,744   $214,744
--------------------------------------------------------------------------------
   $450,000      $71,472    $108,399   $150,024   $191,649   $191,649   $191,649
--------------------------------------------------------------------------------
   $400,000      $63,347    $ 95,021   $131,524   $168,524   $168,524   $168,524
--------------------------------------------------------------------------------
   $350,000      $55,222    $ 82,833   $113,024   $145,399   $145,399   $145,399
--------------------------------------------------------------------------------
   $300,000      $47,097    $ 70,646   $ 94,524   $122,274   $122,274   $122,274
--------------------------------------------------------------------------------
   $250,000      $38,972    $ 58,458   $ 77,944   $ 99,149   $ 99,149   $ 99,149
--------------------------------------------------------------------------------
   $200,000      $30,847    $ 46,271   $ 61,694   $ 77,118   $ 77,118   $ 77,118
--------------------------------------------------------------------------------
   $175,000      $26,785    $ 40,177   $ 53,569   $ 66,961   $ 69,961   $ 69,961
--------------------------------------------------------------------------------
   $150,000      $22,722    $ 34,083   $ 45,444   $ 56,805   $ 56,805   $ 56,805

     A pension is based on the highest five-year average of credited salary plus average annual incentive compensation. The benefits reflected in the charts assume that a Named Executive Officer receives an annual incentive compensation equal to 20% of his or her annual base salary.

     For the purposes of the Pension Plans, executive officers named in the Summary Compensation Table have been credited with the following years of service: Mr. Bateman, 12 years; Mr. Cummins, 8 years; Mr. Magee, 14 years; Mr. Ratz, 3 years; and Mr. Hyland, 25 years.

     The retirement benefits shown in the Pension Plan Tables assume that benefits will be payable at age 65 in the form of a single life annuity, and are not subject to any deduction for Social Security or other offset amounts. For the purposes of calculating benefits under the Pension Plans, no Named Executive Officer may be credited with more than 25 years of service.

                     TRANSACTIONS WITH HARLEYSVILLE MUTUAL

     Harleysville Group was formed by Harleysville Mutual in 1979. It was a wholly-owned subsidiary of Harleysville Mutual until June 1986, when Harleysville Mutual sold shares of Harleysville Group's common stock in a public offering. Harleysville Mutual's ownership of Harleysville Group's outstanding common stock was reduced from 100% to approximately 70% at that time. In April 1992, Harleysville Mutual sold additional shares of its Harleysville Group common stock holdings, further reducing Harleysville Mutual's ownership to approximately 55%. Harleysville Group's operations are interrelated with the operations of Harleysville Mutual. Harleysville Group believes that its various transactions with Harleysville Mutual, of which the material ones are summarized herein, have been fair to Harleysville Group and equal to those terms that could have been negotiated with an independent third party.

     Under a lease effective January 1, 1995, Harleysville Mutual rents the home office property from a partnership owned by Harleysville Group for a five-year term at a base rent of $2.75 million. Harleysville Mutual may also pay additional rent, based on a formula, for any additions, improvements or renovations. There was an additional rental payment of $62 thousand made in 1999. Harleysville Mutual is also responsible for all operating expenses including maintenance and repairs. The base rent and formula for additional charges are based upon an appraisal obtained from an independent real estate appraiser. Harleysville Mutual and Harleysville Group and their respective affiliates share these facilities, and the expenses thereof are allocated according to an intercompany allocation agreement. A new five year lease was effective January 1, 2000 at a base rent of $3.42 million.

     Harleysville Group provides certain management services to Harleysville Mutual and its property/casualty affiliates. Under related agreements, Harleysville Group serves as the paymaster for the Harleysville companies, with each company being charged for its proportionate share of salary and employee benefits expense based upon time allocation. Harleysville Group received a fee of $6.8 million in 1999 for its services under these management agreements.

     Harleysville Group borrowed approximately $18.5 million from Harleysville Mutual in connection with the acquisition of Mid-America Insurance Company and New York Casualty Insurance Company in 1991. It was a demand loan with a stated maturity in March 1998. In February 1998 the maturity was extended to March 2005 and the interest rate became LIBOR plus .65%, which was a commercially reasonable market rate in 1998.

     Harleysville Group's property/casualty insurance subsidiaries participate in an underwriting pool with Harleysville Mutual whereby such subsidiaries cede to Harleysville Mutual all of their insurance business and assume from Harleysville Mutual an amount equal to their participation in the pooling agreement. All losses and loss settlement and other underwriting expenses are prorated among the parties on the basis of participation in the pooling agreement. The agreement pertains to all insurance business written or earned on or after January 1, 1986, and Harleysville Group's pool participants are not liable for losses occurring prior to January 1, 1986. Harleysville Group's participation in 1999 was 72%. The pooling agreement may be amended or terminated by agreement of the parties. Information describing the pool arrangement is contained in Harleysville Group's 1999 Annual Report to Stockholders.

     The property/casualty insurance subsidiaries of Harleysville Group entered into a reinsurance agreement with Harleysville Mutual, effective January 1, 1997, whereby Harleysville Mutual reinsures the property/casualty insurance company subsidiaries of Harleysville Group on a post-pooled basis for property losses as a result of catastrophes, excluding earthquakes and hurricanes, incurred in a quarter. Harleysville Mutual in turn pays to the subsidiaries in the event of covered catastrophes 100% of the subsidiaries' accumulated net loss in a quarter in excess of their retention (or deductible), which for 1999 was their pooling percentage times $5 million, up to a maximum net loss equaling $20 million times the subsidiaries' total pooling percentages. The premium paid by the subsidiaries of Harleysville Group to Harleysville Mutual in 1999 was $6.9 million. Further information about the reinsurance agreement is contained in Harleysville Group's 1999 Annual Report to Stockholders.

                        SECTION 16 REPORTING COMPLIANCE

     Harleysville Group believes that for 1999 its officers, directors and 10% shareholders complied with the requirements of Section 16 of the Securities Exchange Act of 1934 based on a review of forms filed, or written notice that no annual forms were required.

XPU-056 (ED: 3-00)

                             HARLEYSVILLE GROUP INC.
                           EXCESS STOCK PURCHASE PLAN
                ADOPTED BY BOARD OF DIRECTORS: NOVEMBER 17, 1999


                                TABLE OF CONTENTS

ARTICLE NO.                   ARTICLE TITLE                           PAGE NO.
-----------                   -------------                           --------

     I.               PURPOSE                                              1
    II.               ELIGIBLE EMPLOYEES                                   1
   III.               ENROLLMENT AND ENROLLMENT PERIODS                    1
    IV.               DURATION OF OFFER AND SUBSCRIPTION PERIODS           2
     V.               NUMBER OF SHARES TO BE OFFERED                       2
    VI.               SUBSCRIPTION PRICE                                   2
   VII.               AMOUNT OF CONTRIBUTION AND METHOD OF PAYMENT         3
  VIII.               PURCHASE OF SHARES                                   3
    IX.               WITHDRAWAL FROM THE PLAN                             4
     X.               TAX WITHHOLDING                                      4
    XI.               SEPARATION FROM EMPLOYMENT                           4
   XII.               ASSIGNMENT                                           4
  XIII.               ADJUSTMENT OF AND CHANGES IN THE STOCK               4
   XIV.               AMENDMENT OR DISCONTINUANCE OF THE PLAN              5
    XV.               ADMINISTRATION                                       5
   XVI.               EMPLOYEE'S RIGHTS                                    5
  XVII.               TITLES                                               5
 XVIII.               APPLICABLE LAW                                       5

                             HARLEYSVILLE GROUP INC.

                           EXCESS STOCK PURCHASE PLAN
                           --------------------------


                               ARTICLE 1 - PURPOSE
                               -------------------

         The Harleysville Group Inc. Excess Stock Purchase Plan (the "Plan") is established by the Harleysville Group Inc. (the "Company") for the benefit of the Eligible Employees of the Company. The purpose of the Plan is to provide each Eligible Employee with an opportunity to acquire or increase a proprietary interest in the Company. The Plan is available only to those employees who purchase the maximum number of shares allowable under the Harleysville Group Inc. Employee Stock Purchase Plan ("ESPP"). It will permit them to purchase additional shares, on a non-tax free basis, under the rules that apply to the ESPP.

                         ARTICLE II - ELIGIBLE EMPLOYEES
                         -------------------------------

(a) All regular full-time employees and regular part-time employees who work at least twenty (20) hours or more a week for the Company and who, in any year, purchases the $25,000 in fair market value permitted under the ESPP ("Eligible Employee").
(b) If an Employee obtains a hardship withdrawal under the Extra Compensation Plan of the Company or any similar plan maintained by the Company, its parent, or a subsidiary, then said Employee may not, for the twelve month period following the hardship withdrawal, make any contributions for purchase of stock under the Plan. In such case, such Employee will be deemed to have withdrawn his or her contribution for the current Subscription Period and will have such contributions returned to him or her. The Employee is further not entitled to re-subscribe to the Plan until the beginning of the first Subscription Period following the completion of the twelve month period.

                 ARTICLE III - ENROLLMENT AND ENROLLMENT PERIODS
                 -----------------------------------------------

         Separate enrollment for this Plan is not necessary. Enrollment in the ESPP shall enable an Eligible Employee to participate in this Plan. Actual participation shall not occur until (a) a Participant has purchased $25,000 in fair market value of Company stock under the ESPP in any year, and (b) the Participant has contributed to the ESPP an amount in excess of the amount required to purchase $25,000 in fair market value under the ESPP. Any person who is an Eligible Employee and desires to subscribe for the purchase of stock for the following Subscription Period must file a subscription agreement during the Enrollment Period or otherwise have a Subscription Agreement on file. Once enrolled, an Eligible Employee will continue to participate in the Plan for each succeeding Subscription Period until he or she terminates his or her participation or ceases to be an Eligible Employee. If a participant desires to change his or her rate of contribution he or she may do so effective for the next Subscription Period by filing a new subscription agreement during the applicable Enrollment Period.

             ARTICLE IV - DURATION OF OFFER AND SUBSCRIPTION PERIODS
             -------------------------------------------------------

         This plan shall be in effect from July 1, 2000 through and including July 31, 2005. During the duration of the Plan there will be ten (10) "Subscription Periods". Each Subscription Period runs from January 15 through July 14 or from July 15 through January 14.

                   ARTICLE V - NUMBER OF SHARES TO BE OFFERED
                   ------------------------------------------

         The total number of shares to be made available under the Plan is 50,000 shares of common stock of the Company ("Stock"). The shares issued hereunder may either be authorized but unissued shares or treasury shares reacquired by the Company. In the event this amount of Stock is subscribed prior to the expiration of the Plan, the Plan may be terminated in accordance with
Article XII of the Plan.

                         ARTICLE VI - SUBSCRIPTION PRICE
                         -------------------------------

         The "Subscription Price" for each share of Stock shall be the lesser of eighty-five percent (85%) of the fair market value of such share on the last trading day before the first day of the Subscription Period or eighty-five percent (85%) of the fair market value of such share on the last trading day of the Subscription Period, but in no event less than $1.00 per share, the par value of share of Company Common Stock. The fair market value of a share shall be the Closing Price as reported on the NASDAQ National Market System for the applicable date.

           ARTICLE VII - AMOUNT OF CONTRIBUTION AND METHOD OF PAYMENT
           ----------------------------------------------------------

         Except as otherwise provided herein, the Subscription Price will be payable as set forth in the ESPP. The combined maximum deduction under the ESPP and this Plan shall be no more than fifteen percent (15%) of a Participant's Base Pay. "Base Pay" means the regular compensation paid to an Eligible Employee with respect to the Enrollment Period. Base Pay shall not include overtime, bonuses, or other items which are not considered to be regular earnings by the committee administering the Plan pursuant to Article XV. Payroll deductions will commence with the first pay issued during the Subscription Period and will continue with each pay throughout the entire Subscription Period except for pay periods for which the Eligible Employee receives no compensation (i.e., uncompensated personal leave, leave of absence, etc.).

                        ARTICLE VIII- PURCHASE OF SHARES
                        --------------------------------

         The Company will maintain on its books an ESPP "Plan Account" in the name of each participant. At the close of each pay period, the amount deducted from the participant's Base Pay will be credited to the participant's Plan Account. As of the last day of each Subscription Period, the amount then in the participant's Plan Account will be divided by the Subscription Price for such

Subscription Period and the participant's Plan Account will be credited with the number of whole and fractional shares which results. If there is an amount in the Plan account remaining after application of the $25,000 cap sufficient to purchase additional shares, then the remaining amounts shall be used to purchase additional shares under this Plan pursuant to the procedures applicable to the ESPP, up to a maximum of 15% of pay under both Plans. Shares will be issued in a book entry form with the Company's stock transfer agent. A participant will receive a statement of account in a timely fashion from the transfer agent following the end of each Subscription Period. In the event the number of shares subscribed for any Subscription Period exceeds the number of shares available for sale under the Plan for such period, the available shares shall be allocated among the participants in proportion to their Plan Account balances.

         In the event that the number of shares which would be credited to any participant's Plan Account in any Subscription Period exceeds the limit specified in Article VII, the participant's account will be credited with the maximum number of shares permissible, and the remaining amounts will be refunded in cash without interest.

                      ARTICLE IX - WITHDRAWAL FROM THE PLAN
                      -------------------------------------

         Withdrawal from the ESPP shall constitute withdrawal from this Plan. At the time of withdrawal the amount credited to the participant's Plan Account will be refunded in cash without interest.

                           ARTICLE X - TAX WITHHOLDING
                           ---------------------------

         The Company shall require withholding tax to be collected on the difference between the purchase price and the fair market value at closing on the day prior to purchase, in accordance with IRS regulations; provided, however, that a Participant may satisfy his or her withholding obligation by having withheld from delivery shares equal in fair market value to the withholding obligation or deliver shares of Company stock previously owned by Participant for more than six months equal in fair market value to the amount sought to be withheld, or any combination thereof, so long as there is no accounting charge to earnings resulting therefrom.

                     ARTICLE XI - SEPARATION FROM EMPLOYMENT
                     ---------------------------------------

         Separation from employment with Company for any reason including death, disability or retirement shall be treated as an automatic withdrawal as set forth in Article IX.

                            ARTICLE XII - ASSIGNMENT
                            ------------------------

         No participant may assign his or her subscription or rights to subscribe to any other person and any attempted assignment shall be void.

              ARTICLE XIII - ADJUSTMENT OF AND CHANGES IN THE STOCK
              -----------------------------------------------------

         In the event that the shares of Stock shall be changed into or exchanged for a different number or kind of shares of Stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, split-up, combination of shares, or otherwise), or if the number of shares of Stock shall be increased through a Stock split or the payment of a Stock dividend, then there shall be substituted for or added to each share of Stock theretofore reserved for sale under the Plan, the number and kind of shares of Stock or other securities into which each outstanding share of Stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.

              ARTICLE XIV - AMENDMENT OR DISCONTINUANCE OF THE PLAN
              -----------------------------------------------------

         The Board of Directors may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that if shareholder approval is required by federal or state laws or regulations or by rules and regulations of a national securities exchange or the Nasdaq National Market of The Nasdaq Stock Market, the amendment will not be effective until such stockholder approval.

                           ARTICLE XV - ADMINISTRATION
                           ---------------------------

         The Plan shall be administered by a committee to be appointed by the Board of Directors consisting of three employees of the Company. The committee may from time to time adopt rules and regulations for carrying out the Plan. Interpretation or construction of any provision of the Plan by the committee shall be final and conclusive on all persons absent contrary action by the Board of Directors.

                         ARTICLE XVI - EMPLOYEE'S RIGHTS
                         -------------------------------

         Nothing in the Plan shall prevent the Company, its parent or any subsidiary from terminating any employee's employment. No employee shall have any rights as a shareholder until full payment has been made for the shares for which he has subscribed.

                              ARTICLE XVII - TITLES
                              ---------------------

         Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

                         ARTICLE XVIII - APPLICABLE LAW
                         ------------------------------

         The Plan shall be construed, administered and governed in all respects under the laws of the Commonwealth of Pennsylvania.

         TO RECORD THE AMENDMENT AND RESTATEMENT OF THIS PLAN, THE COMPANY HAS CAUSED ITS AUTHORIZED OFFICERS TO AFFIX THE CORPORATE NAME AND SEAL HERETO THIS 17th DAY OF NOVEMBER , 1999.

                                HARLEYSVILLE GROUP INC.


                        BY:     /s/ Walter R. Bateman
                                ------------------------------------------------
                                Walter R. Bateman, II, Chairman, President & CEO

ATTEST:

/s/ R. A. Brown
--------------------------------------
Roger A. Brown, Senior Vice President,
Secretary & General Counsel

                            HARLEYSVILLE GROUP INC.
                           LONG TERM INCENTIVE PLAN
                   AMENDED AND RESTATED:  NOVEMBER 17, 1999



                               TABLE OF CONTENTS
                               -----------------

ARTICLE NO.       TITLE OF ARTICLE                                   PAGE NO.
-----------       ----------------                                   --------

     I.      INTRODUCTION..................................................1
             A.   Purpose of the Plan......................................1
             B.   Definitions..............................................1

    II.      PLAN ADMINISTRATION...........................................4
             A.   Administration...........................................4
             B.   Eligibility .............................................4
             C.   Maximum Number of Shares Available.......................4
             D.   Adjustments..............................................5
             E.   Registration Conditions..................................5
             G.   Rights Upon a Change in Control..........................5

   III.      TARGET AWARDS.................................................5
             A.   Performance Measures.....................................5
             B.   Performance Measure Period...............................5
             C.   Target Award Levels......................................6
             D.   Performance Standards....................................6
             E.   Maximum Compensation Paid................................6
             F.   Committee Certification..................................6
             G.   Discretionary Adjustments................................6
             H.   Imputed Dividend Reinvestment Plan Participation.........6
             I.   Payment of Awards........................................6
             J.   Rights upon Termination of Employment....................7
             K.   Rights upon Retirement, Death or Disability..............7

    IV.      MISCELLANEOUS PROVISIONS......................................7
             A.   Amendment, Suspension and Termination of the Plan........7
             B.   Government and Other Regulations.........................7
             C.   Other Compensation Plans and Programs....................7
             D.   Withholding Taxes........................................7
             E.   Single or Multiple Documents.............................7
             F.   Non-Uniform Determinations...............................7
             G.   Construction of Plan.....................................8
             H.   Pronouns, Singular and Plural............................8
             I.   Limitation of Rights.....................................8
             J.   Duration of the Plan.....................................8
             K.   Stockholder Approval.....................................8

                            HARLEYSVILLE GROUP INC.

                           LONG TERM INCENTIVE PLAN
                   AMENDED AND RESTATED:  NOVEMBER 17, 1999


I.   INTRODUCTION
     ------------

     A.    PURPOSE OF THE PLAN:  Harleysville Group Inc. (the "Company") has
           -------------------
           established the Long Term Incentive Plan ("Plan") to further the growth, development and success of the Company by providing additional incentives to those senior officers who are responsible for the management of the Company's business affairs which enable them to participate directly in the growth of the capital stock of the Company. The Company intends that the Plan will facilitate securing, retaining, and motivating senior management employees of high caliber and potential. It is intended that the Plan shall satisfy the requirements for transactions pursuant hereto to be exempt from Section 16(b) of the Securities Exchange Act of 1934 ("Exchange Act") and for compensation paid hereunder to be fully deductible to the Company to the extent permitted under Section 162(m) of the Internal Revenue Code of 1986.

     B.    DEFINITIONS:  When used in the Plan, the following terms shall
           -----------
           have the meanings set forth below:

            1. "Change in Control" shall mean if any of the following have occurred: (i) there shall be consummated (a) any consolidation or merger of the Company or the Parent in which they are not the continuing or survivor corporation or pursuant to which shares of the Company's stock would be converted in whole or in part into cash, securities or other property, other than a merger of the Company in which the holders of the Company's stock immediately prior to the merger have substantially the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company or the Parent or (ii) the stockholders of the Company or policyholders of the Parent shall approve any plan or proposal for the liquidation or dissolution of the Company or the Parent or (iii) any "person" (as such term is used in Sections 13(d) and 14(d) (2) of the Exchange Act, other than the

                 Company, the Parent, or a subsidiary thereof or any employee benefit plan sponsored by the Company, the Parent, or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from special circumstances) having the right to vote in the election of Directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of the Company or the Parent shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election of each new Director during such two-year period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such two-year period or (v) any other event shall occur that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or (vi) any other change in the power to direct or cause the direction of management and policies of the Company or the Parent, by contract or otherwise.

            2. "Company" shall mean Harleysville Group Inc., a Delaware corporation, and any successor in a reorganization or similar transaction.

            3.   "Board" shall mean the Board of Directors of the Company.

            4. "Code" shall mean the Internal Revenue Code of 1986, as amended.

            5. "Committee" shall mean the Compensation & Personnel Development Committee of the Board of Directors of
                 Harleysville Group Inc.   The Committee shall consist of two
                 or more directors selected by the Board of Directors who:

                 (i) are not current employees of the Company, the Parent or a subsidiary of the Company;

                 (ii) are not former employees of the Company, the Parent or a subsidiary who receive compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year;

                 (iii) have not been officers of the Company and is not
                       currently an officer of the Company, the Parent or subsidiary of the Company;

                 (iv) do not receive remuneration from the Company, the Parent or a subsidiary of the Company either directly or indirectly for services rendered in any capacity other than as a director, except for an amount that is de minimis remuneration within the meaning of Treasury Regulation (S).1.162.27(e)(iii) and does not exceed the dollar amount for which disclosure would be required pursuant to Item 404 (a) of Regulation S-K;

                 (v) do not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; and

                 (vi) are not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

            6. "Common Stock" shall mean the common stock of the Company, par value of $1.00 per share, and may be either stock previously authorized but unissued, or stock reacquired by the Company.

            7. "Director" shall mean a member of the Board of Directors of the Company.

            8. "Disability" shall mean the inability of a Participant to perform the services normally rendered due to any physical or mental impairment that can be expected to be of either permanent or indefinite duration, as determined by the Committee on the basis of appropriate medical evidence, and that results in the Participant's cessation of active employment with the Company.

            9. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

           10. "Fair Market Value" shall mean the last existing closing price of Common Stock on the NASDAQ NMS. The foregoing notwithstanding, the Committee may determine the Fair Market Value in such other manner as it may deem more appropriate for Plan purposes or as is required by applicable laws or regulations.

           11.   "Named Executive Officers" shall be those persons covered by
                 Item 402(a)(3) of Regulation S-K pursuant to the Exchange Act.

           12.   "Parent" shall mean Harleysville Mutual Insurance Company.

           13. "Participant" shall mean those eligible officers and other key employees of the Company who receive Awards under the Plan.

           14.   "Plan" shall mean the Company's Long Term Incentive Plan.

           15. "Retirement" shall mean cessation of a Participant's employment after age 55 if an employee is entitled to a benefit under the Company's qualified defined benefit Pension Plan.

           16. "Termination of Employment" shall mean a cessation of the Participant's employment with the Company, its parent or any affiliates for any reason other than retirement, death or disability.

           17. "Total Shareholder Return" ("TSR") shall mean the change in value of a share of Common Stock during any three year period based on share price appreciation plus dividends, with the dividends re-invested as of the day such dividends were ex-dividend. The Committee may adopt any reasonable method of calculating total shareholder return that is consistent with the requirements of Item 402(l) of Regulation S-K promulgated by the Securities and Exchange Commission.

           18. "Withholding Obligation" shall mean the mandatory federal rate of 28% plus any applicable state and local withholding tax.

II.  PLAN ADMINISTRATION
     -------------------

     A.    ADMINISTRATION:  The Plan shall be administered by the Committee.
           --------------
           Subject to the express provisions of the Plan, the Committee shall have full and exclusive authority:

            (i)  to interpret the Plan;

           (ii) to determine additional employees, if any, to whom awards should be made under the Plan;

          (iii)  to determine the nature, size and terms of each such award;

           (iv) to determine the time when the awards are granted and the duration of any applicable restriction period, including the criteria for acceleration thereof;

           (v)   to certify that the TSR goals were met prior to payment;

           (vi) to prescribe, amend and rescind rules and regulations relating to the Plan; and

           (vii) to make all other determinations deemed necessary or advisable in the implementation and administration of the Plan as permitted by federal and state laws and regulations, including those laws and regulations regarding deductibility from income under the Code and exemption from Section 16 of the Exchange Act, or by rules and regulations of a national securities exchange or the NASDAQ NMS.

           The determination of the Committee in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Company, its stockholders, Participants, and any persons having any interest under the Plan. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such action of a ministerial nature, including the preparation of award documents provided to participants, as shall be necessary to effectuate the intent and purposes hereof.

     B.    ELIGIBILITY: Persons eligible to receive Awards under the Plan shall
           -----------
           be the Chief Executive Officer and the Senior Vice Presidents and Executive Vice Presidents that report to the Chief Executive Officer, and such others as are determined by the Committee. The Directors of the Company who are not otherwise officers or employees of the Company, its Parent or its subsidiaries shall not be eligible to participate in the Plan.

     C.    MAXIMUM NUMBER OF SHARES AVAILABLE:  Subject to adjustment as
           ----------------------------------
           specified in Section II.E. below, the aggregate number of shares of common stock that may be issued under the Plan is 600,000 shares, which shall be newly registered subsequent to the adoption and approval of this Plan. Such shares that are issued may be authorized and unissued shares or treasury shares. Except as provided herein, any shares subject to an award which for any reason are not issued shall again be available under the Plan.

     D.    ADJUSTMENTS:  In the event of stock dividends, stock splits,
           -----------
           re-capitalizations, mergers, consolidations, combinations, exchanges of shares, spin-offs, liquidations, reclassifications or other similar changes in the capitalization of the Company, the number of shares of Common Stock available for award under this Plan in the aggregate or to any one individual shall be adjusted proportionately. In the event of any other change affecting the Common Stock reserved under the Plan, such adjustment, if any, as may be deemed equitable by the Committee, shall be made to give proper effect to such event.

     E.    REGISTRATION CONDITIONS:
           -----------------------

           1. Unless issued pursuant to a registration statement under the Securities Act of 1933, as amended, no shares shall be issued to a Participant under the Plan unless the Participant represents and agrees with the Company that such shares are being acquired for investment and not with a view to the resale or distribution thereof, or such other documentation as may be required by the Company, unless in the opinion of counsel to the Company such representation, agreement or documentation is not necessary to comply with such Act.

           2. Any restriction on the resale of shares shall be evidenced by an appropriate legend on the stock certificate.

           3. The Company shall not be obligated to deliver any Common Stock until it has been listed on each securities exchange on which the Common Stock may then be listed and until there has been qualification under or compliance with such federal or state laws, rules or regulations as the Company may deem applicable. The Company shall use reasonable efforts to obtain such listing, qualification and compliance.

     F.    RIGHTS UPON A CHANGE IN CONTROL:  In the event of a Change in
           -------------------------------
           Control, notwithstanding any other provisions herein, the Plan shall terminate and all target awards shall be paid out immediately on a month completed pro-rata basis.


III. TARGET AWARDS
     -------------

     A.    PERFORMANCE MEASURES:  Determination of payouts shall be based on
           --------------------
           Company's Total Shareholder Return ("TSR") relative to a peer group of no less than 50 companies that are primarily or wholly in the property/casualty insurance industry as selected from time to time by the Committee.

     B.    PERFORMANCE MEASURE PERIOD:  The period for determining
           --------------------------
           performance shall be a three year period that will commence each January 1st and terminate on the third December 31st thereafter.

     C.    TARGET AWARD LEVELS:  Subject to Paragraph III. D. below, the
           -------------------
           target levels for the Participants shall be determined by the Committee for each three-year period no later than March 30th of the first year of the plan period.

     D.    PERFORMANCE STANDARDS:  Prior to each three-year period, the
           ---------------------
           Committee shall determine a target award and award range for each Participant which target award and award range may have both a cash component and a stock component as determined by the Committee. The award range shall provide that: no award shall be paid if the TSR is lower than the 35th percentile; 50% of the target award shall be paid if the TSR is at the 35th percentile; 100% of the target award shall be paid if the TSR is at the 50th percentile; and 150% of the target award shall be made if the TSR is at the 80th percentile or above. If the TSR falls between the 35th and 50th percentiles and the 50th or 80th percentiles, the percent of the target award paid shall be interpolated.

     E.    MAXIMUM COMPENSATION PAID:  The maximum paid in cash to any
           -------------------------
           Participant for any performance period shall not be more than $750,000, and the maximum shares of stock issued to any Participant for any performance period shall not be more than 100,000.

     F.    COMMITTEE CERTIFICATION:  Prior to payment of the Awards, the
           -----------------------
           Committee shall review the TSR for the three-year period just completed and certify, in writing or as reflected in the minutes of the Committee Meeting, that the Company has attained the TSR levels entitling Participants to a payout.

     G.    DISCRETIONARY ADJUSTMENTS:  At the end of each three-year period,
           -------------------------
           the Committee may, in its discretion, but for good reason, prior to payment, except as to the President and/or Chief Executive Officer, or any other officer to the extent it would adversely affect the operation of the plan, or the deduction for the Company
           (I) increase or decrease the awards determined by Paragraph III.
           D. by 10% of the target award, provided that the maximum award paid shall never exceed 150% of the target award, or (ii) make an award of 10% of the target award if no award is otherwise payable.

     H.    IMPUTED DIVIDEND REINVESTMENT PLAN PARTICIPATION:  After the
           ------------------------------------------------
           amount of stock to be issued is determined pursuant to Paragraph
           III. G. and any discretionary adjustment thereof made pursuant to Paragraph III. E., then the amount so determined and delivered to a Participant shall be increased by imputing dividends paid by the Company during the period to such number of shares and the immediate reinvestment thereof for each quarter throughout the full three-year period.

     I.    PAYMENT OF AWARDS:  The payment of the cash element of the award
           -----------------
           shall be made as soon as practicable after the completion of the three-year period; provided, however, that a Participant may elect to defer receipt of the award pursuant to the Company's Non-Qualified Deferred Compensation Plan. Such election shall be made by December 31st of the second year of the performance period. Payment of shares of stock shall also be made as soon as practicable; provided, however, that a Participant may satisfy his or her tax withholding obligation by having shares withheld equal in Fair Market Value to the Withholding Obligation or deliver already owned shares of Company stock equal in Fair Market Value to the amount sought to be withheld, or any combination thereof, so long as there is no accounting charge to earnings resulting therefrom. Payment by shares may be made by attestation. Alternatively, prior to December 31st of the second year of the three-year period, the Participant may elect to defer delivery of shares of stock for (I) five years, (ii) ten years, or (iii) until Termination of Employment. If receipt of the share of stock is deferred, there shall be no imputed dividends during the period of deferral; nor shall a Participant exercise any other rights of ownership

     J.    RIGHTS UPON TERMINATION OF EMPLOYMENT:  Upon the Termination of
           -------------------------------------
           Employment of a Participant for any reason other than retirement, death or disability, all awards to such Participant shall immediately expire.

     K.    RIGHTS UPON RETIREMENT, DEATH OR DISABILITY:  If a Participant
           -------------------------------------------
           ceases to be an employee because of retirement, death or disability, the award shall be payable at the end of the performance period on a pro-rata month completed basis. In the event of death, the award shall be made to the beneficiary designated by the Participant.

IV.  MISCELLANEOUS PROVISIONS
     ------------------------

     A.    AMENDMENT, SUSPENSION AND TERMINATION OF PLAN: The Board of Directors
           ---------------------------------------------
           may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that if shareholder approval is required by federal or state laws or regulations or by rules and regulations of a national securities exchange or the Nasdaq National Market of The Nasdaq Stock Market, the amendment will not be effective until such stockholder approval.

     B.    GOVERNMENT AND OTHER REGULATIONS:  The obligation of the Company
           --------------------------------
           to issue Awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies as may be required.

     C.    OTHER COMPENSATION PLANS AND PROGRAMS:  The Plan shall not be
           -------------------------------------
           deemed to preclude the implementation by the Company, Parent or its subsidiaries of other compensation plans or programs which may be in effect from time to time. Participation in this Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company, its Parent or its subsidiaries. Any awards made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Company, Parent or its subsidiaries unless specifically provided in such other Plan.

     D.    WITHHOLDING TAXES:  The Company shall have the right to require a
           -----------------
           payment from a Participant to cover applicable withholding for any federal, state or local taxes. The Company reserves the right to offset such tax payment from any other funds which may be due the Participant by the Company.

     E.    SINGLE OR MULTIPLE DOCUMENTS:  Multiple forms of awards or
           ----------------------------
           combinations thereof may be evidenced by a single document or multiple documents, as determined by the Committee.

     F.    NON-UNIFORM DETERMINATIONS: The Committee's determinations under the
           --------------------------
           Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards, and the documents evidencing same) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, awards under the Plan whether or not such persons are similarly situated.

     G.    CONSTRUCTION OF PLAN: The interpretation of the Plan and the
           --------------------
           application of any rules implemented hereunder shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

     H.    PRONOUNS, SINGULAR AND PLURAL:  The masculine may be read as
           -----------------------------
           feminine, the singular as plural, and the plural as singular as necessary to give effect to the Plan.

     I.    LIMITATION OF RIGHTS:
           --------------------

           1.    No Right to Continue as an Employee: Neither the Plan, nor the
                 -----------------------------------
                 granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue as an employee of the Company for any period of time, or at any particular rate of compensation.

           2.    No Shareholder's Rights: A Participant shall have no rights as
                 -----------------------
                 a shareholder with respect to the shares covered by awards granted hereunder until the date of the issuance of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

     J.    DURATION OF THE PLAN: The Plan shall remain in effect
           --------------------
           indefinitely, but, in any event, at least until all awards have been issued or paid.

     K.    STOCKHOLDER APPROVAL:  The initial adoption of this Plan shall be
           --------------------
           subject to stockholder approval.

      TO RECORD THE AMENDMENT AND RESTATEMENT OF THIS PLAN, THE COMPANY HAS CAUSED ITS AUTHORIZED OFFICERS TO AFFIX THE CORPORATE NAME AND SEAL HERETO THIS 17TH DAY OF NOVEMBER, 1999.

                                    HARLEYSVILLE GROUP INC.


                                    BY:   /s/ Walter R. Bateman
                                          --------------------------------
                                          Walter R. Bateman, II, Chairman,
ATTEST:                                         President & CEO

/s/ R.A. Brown
--------------------------------------
Roger A. Brown, Senior Vice President,
Secretary & General Counsel

                              [HARLEYSVILLE LOGO]




                                     PROXY

                            HARLEYSVILLE GROUP INC.

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 26, 2000 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby constitutes and appoints Roger A. Brown, Bruce J. Magee, and Catherine B. Strauss, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Harleysville Group Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at 355 Maple Avenue, Harleysville, Pennsylvania, on April 26, 2000, at 10:00 A.M., local time, and at any adjournment thereof, as follows:

            (Continued, and to be marked, dated and signed on reverse side)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                              FOLD AND DETACH HERE.








                                    MAP HERE

   THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR EACH PROPOSAL STATED ABOVE.

1.    ELECTION OF CLASS B DIRECTORS

        FOR        WITHHOLD         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
      ALL THE     AUTHORITY         INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S
      nominees    to vote for       NAME BELOW.)
       listed.    the nominees
                    listed.         Michael L. Browne Frank E. Reed Jerry S. Rosenbloom

       [  ]         [   ]

      A VOTE FOR IS RECOMMENDED BY THE BOARD OF DIRECTORS.

2.    APPROVAL OF THE LONG TERM INCENTIVE PLAN

        FOR        AGAINST    ABSTAIN
      [     ]     [      ]    [     ]

      A VOTE FOR IS RECOMMENDED BY THE BOARD OF DIRECTORS.

3.    APPROVAL OF THE EXCESS STOCK PURCHASE PLAN

        FOR        AGAINST    ABSTAIN
      [     ]     [      ]    [     ]

      A VOTE FOR IS RECOMMENDED BY THE BOARD OF DIRECTORS

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.







      [           [Name & Address]        ]



      [                                   ]


Signature__________________________Signature________________________Date_______

      This proxy should be dated, signed by the stockholder exactly as his or her name appears herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

-  -  -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                             FOLD AND DETACH HERE

                              [HARLEYSVILLE LOGO]


                                ANNUAL MEETING
                                      OF
                     HARLEYSVILLE GROUP INC. STOCKHOLDERS
                           Wednesday, April 26, 2000
                                  10:00 A.M.
                                355 Maple Ave.
                            Harleysville, PA 19438


                            YOUR VOTE IS IMPORTANT!

Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                   PLEASE VOTE